Exhibit 10.1

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GENERATION
HOLDINGS II LLC

Exhibit 10.1

TABLE OF CONTENTS
Page
ARTICLE I GENERAL MATTERS    2
Section 1.1    Formation    2
Section 1.2    Name    2
Section 1.3    Purpose    2
Section 1.4    Registered Office    2
Section 1.5    Registered Agent    2
Section 1.6    Members    3
Section 1.7    Powers    4
Section 1.8    Limited Liability Company Agreement    4
Section 1.9    Issuance of Additional Membership Interests    4
Section 1.10    No State Law Partnership    4
ARTICLE II MANAGEMENT    4
Section 2.1    Directors    4
Section 2.2    Number of Directors; Proportional Appointment Rights    4
Section 2.3    Removal of Directors    5
Section 2.4    Vacancies    6
Section 2.5    Acts of the Board; Voting    6
Section 2.6    Compensation of Directors    6
Section 2.7    Meetings of Directors; Monthly Meetings; Notice    6
Section 2.8    Quorum    7
Section 2.9    Place and Method of Meetings    7
Section 2.10    Action by the Board Without a Meeting    8
Section 2.11    Duties of Directors    8
Section 2.12    Committees    8
Section 2.13    Investor Member Board Observer    8
Section 2.14    Related Party Matters    9
ARTICLE III OFFICERS    10
Section 3.1    Appointment and Tenure    10

Exhibit 10.1
Section 3.2    Removal    11
Section 3.3    President    11
Section 3.4    Vice Presidents    11
Section 3.5    Secretary; Assistant Secretaries    11
Section 3.6    Treasurer; Assistant Treasurers    11
Section 3.7    Duties of Officers    11
ARTICLE IV DEFAULT; DISSOLUTION    12
Section 4.1    Events of Default    12
Section 4.2    Default Notice    12
Section 4.3    Dissolution    12
ARTICLE V CAPITAL CONTRIBUTIONS; DISTRIBUTIONS; ALLOCATIONS    13
Section 5.1    Capital Contributions    13
Section 5.2    Distributions Generally    18
Section 5.3    Distributions upon the Occurrence of an Event of Dissolution    18
Section 5.4    Capital Accounts    19
Section 5.5    Withdrawal of Capital; Interest    19
Section 5.6    Allocation of Profits and Losses    19
Section 5.7    Special Allocations    20
Section 5.8    Other Allocation Rules for Profits and Losses for Capital Accounts    21
Section 5.9    Tax Allocations; Code Section 704(c) Allocations    21
Section 5.10    Allocation of Liabilities    22
Section 5.11    Compliance with Tax Laws    22
ARTICLE VI TRANSFERS OF MEMBERSHIP INTERESTS    22
Section 6.1    General Restriction    22
Section 6.2    Transfers to Permitted Transferees; Liens by Members    23
Section 6.3    Right of First Offer    24
Section 6.4    Tag-Along Rights.    26
Section 6.5    Drag-Along Rights    27
Section 6.6    Cooperation    29
Section 6.7    Blocker Entity    30
ARTICLE VII PREEMPTIVE RIGHTS    30
Section 7.1    Preemptive Rights    30
ARTICLE VIII PROTECTIVE PROVISIONS    31
Section 8.1    Investor Member Threshold Matters    31
Section 8.2    Consultation Matters    33
Section 8.3    Indebtedness    34
Section 8.4    Actions by the Investor Directors on behalf of the BIP Investor Member    34
Section 8.5    Additional Actions    34
Section 8.6    Acknowledgement of Purpose of Provisions    34

Exhibit 10.1
ARTICLE IX OTHER COVENANTS AND AGREEMENTS    34
Section 9.1    Books and Records    34
Section 9.2    Financial Reports    35
Section 9.3    Other Business; Corporate Opportunities    36
Section 9.4    Compliance with Laws    36
Section 9.5    Non-Solicit    37
Section 9.6    Confidentiality    37
Section 9.7    Expenses    38
Section 9.8    Obligations in Respect of Financings    38
Section 9.9    Credit Support    39
ARTICLE X TAX MATTERS    40
Section 10.1    Tax Classification    40
Section 10.2    Partnership Representative    40
Section 10.3    Tax Elections    41
Section 10.4    Cooperation    42
Section 10.5    Withholding    42
Section 10.6    Certain Representations and Warranties    42
ARTICLE XI LIABILITY; EXCULPATION; INDEMNIFICATION    42
Section 11.1    Liability; Member Duties    42
Section 11.2    Exculpation    43
Section 11.3    Indemnification    43
Section 11.4    Authorization    43
Section 11.5    Reliance on Information    43
Section 11.6    Advancement of Expenses    43
Section 11.7    Non-Exclusive Provisions    44
Section 11.8    Survival of Indemnification and Advancement of Expenses    44
Section 11.9    Limitations    44
ARTICLE XII REPRESENTATIONS AND WARRANTIES    44
Section 12.1    Company Representations and Warranties    44
Section 12.2    Members Representations and Warranties    46
ARTICLE XIII MISCELLANEOUS    46
Section 13.1    Notices    46
Section 13.2    Assignment    47
Section 13.3    Waiver of Partition    48
Section 13.4    Further Assurances    48
Section 13.5    Third Party Beneficiaries    48
Section 13.6    Parties in Interest; Non-Recourse    48
Section 13.7    Severability    48
Section 13.8    Construction    48
Section 13.9    Complete Agreement    48
Section 13.10    Amendment; Waiver    49

Exhibit 10.1
Section 13.11    Governing Law    49
Section 13.12    Specific Performance    49
Section 13.13    Escalation; Arbitration    50
Section 13.14    Counterparts    51
Section 13.15    Fair Market Value Determination    51
Section 13.16    Certain Definitions    51
Section 13.17    Terms Defined Elsewhere in this Agreement    64
Section 13.18    Other Definitional Provisions    65
Schedules
Schedule 1 – Schedule of Members
Schedule 2 – Senior Management Termination Event
APPENDICES
Appendix A – Prohibited Competitors

Exhibit 10.1

Article I
TRANSFERS OF MEMBERSHIP INTERESTS
Section 1.1General Restriction.
(a)No Member shall Transfer any of its Membership Interests except pursuant to and in accordance with this Article VI. Any purported Transfer by any Member of its Membership Interests in violation of this Section 6.1(a), or without compliance in all respects with the provisions of this Article VI pertaining to such purported Transfer, shall be invalid and void ab initio, and such purported Transfer by such Member shall constitute a material breach of this Agreement for purposes of Article VI.
(b)Subject to Section 6.2, neither Investor Member may Transfer any of its Membership Interests to any Person prior to the date that is the seventh (7th) anniversary of the Effective Date (the “Lock-Up Period”) other than with the prior written consent of the NiSource Member. After the expiration of the Lock-Up Period, each Investor Member, as applicable, may Transfer its Membership Interests in accordance with this Article VI. Notwithstanding the forgoing, each Investor Member may at any time Transfer Membership Interests in compliance with Section 6.2.
(c)Transfers by Members in accordance with and pursuant to this Article VI shall entitle each applicable transferee to the rights and obligations of the transferor under this Agreement.
(d)The Investor Members and the NiSource Member acknowledge any indirect Transfers of any Member’s Membership Interest shall be deemed a Transfer by such Member hereunder.
(e)The Parent has joined this Agreement solely for the purpose of acknowledging the obligations of the NiSource Member under this Article VI.
Section 1.2Transfers to Permitted Transferees; Liens by Members.
(a)Notwithstanding Section 6.1, each Member may Transfer at any time all or any portion of the Membership Interests held by it to any one of its Permitted Transferees; provided, that, in connection with any such Transfer, (a) such Permitted Transferee shall, in writing, assume all of the rights and obligations of the transferring Member as a Member under this Agreement and as a Party hereto with respect to the Transferred Membership Interests, (b) such Permitted Transferee is as creditworthy as the transferring Member and provides evidence thereof to the non-transferring Members, (c) the transferring Member remains liable for all liabilities and obligations of the Permitted Transferee, and (d) effective provision shall be made whereby such Permitted Transferee shall be required, prior to the time when it shall cease to be a Permitted Transferee of the transferring Member, to Transfer such Membership Interests to the transferring Member or to another Person that would be a Permitted Transferee of the transferring Member as of such applicable time. In the event that a Member (including, as the case may be, a Permitted Transferee) intends to Transfer its Membership Interests to a Permitted Transferee, such transferring Member or the Permitted Transferee, as applicable, shall notify the other Members and the Company of the intended Transfer at least twenty (20) Business Days prior to the intended Transfer.
(b)Each Member shall be permitted to directly or indirectly Encumber its Membership Interests or any Equity Interests in such Member in connection with any debt financing, the proceeds of which have been or will be used by such Member to finance its purchase of such Membership Interests

Exhibit 10.1
(whether in respect of an issuance of new Membership Interests by the Company or the purchase of existing Membership Interests from a Member or the refinancing of any such debt financing in the future), to fund the capital expenditure needs of the Company and its Subsidiaries or to fund its capital needs for any Mandatory Capital Contribution and neither such Lien nor any commencement or consummation of foreclosure proceedings or exercise of foreclosure remedies by a secured party on a Member’s Membership Interests Encumbered in connection with any such debt financing shall, in either case, be considered a “Transfer” for any purpose under this Agreement; provided, that (i) such Member shall be obligated to promptly notify the other Members and the Company in writing following the commencement of any such foreclosure remedies or proceedings, (ii) in the event of the consummation of such a foreclosure, such Member will automatically cease to be deemed the owner of the Membership Interests so foreclosed and will cease to have any rights in respect thereof (with the financing source foreclosing on such Membership Interests succeeding to the rights and responsibilities of the Member hereunder), and (iii) the consummation of any such foreclosure will be subject to the receipt of any required authorization, approval or consent of all applicable Governmental Bodies; provided, further, following exercise of any foreclosure or similar rights, such lender or similar Person may not further Transfer such Membership Interests without complying with this Article VI, including, Section 6.3.
Section 1.3Right of First Offer.
(a)Prior to any Transfer by a Member (each, a “Transferring Member”) of all or any portion of its Membership Interests other than to a Permitted Transferee of such Transferring Member, the Transferring Member must first offer to sell to the other Members (the “Non-Transferring Member”; provided, that (x) if the Transferring Member is an Investor Member, the other Investor Member shall not be deemed a Non-Transferring Member for any purpose under this Section 6.3 and (y) if the Transferring Member is the NiSource Member, the Investor Members jointly shall be deemed the Non-Transferring Member for all purposes under this Section 6.3) all of its Membership Interests that it desires to sell (such Membership Interests to be offered for sale to the Non-Transferring Member pursuant to this Section 6.3, the “Subject Membership Interests”), in each case, in accordance with the procedures set forth in the provisions of this Section 6.3.
(i)
(A)If the Investor Member is the Transferring Member, the Investor Member shall first deliver to the Non-Transferring Member a written notice which shall be a binding offer (an “Investor Sale Notice”) setting forth the cash price and all other material terms and conditions at which the Investor Member is willing to sell the Subject Membership Interests to the Non-Transferring Member, which notice shall constitute an offer to the Non-Transferring Member to effect such purchase and sale on the terms set forth therein. Any such Investor Sale Notice shall be firm, not subject to withdrawal, and prepared and delivered in good faith. Within ninety (90) days following its receipt of an Investor Sale Notice, the Non-Transferring Member may accept the Investor Member’s offer and purchase the Subject Membership Interests at the cash price and upon the other material terms and conditions set forth in the Investor Sale Notice, in which event the closing of the purchase and sale of the Subject Membership Interests will take place as promptly as practicable, subject to customary closing conditions, including the receipt of required regulatory approvals.
(B)If the NiSource Member is the Transferring Member, the NiSource Member shall first deliver to the Non-Transferring Member a written right of first offer notice (a “NiSource Sale Notice”) describing the Subject Membership Interests and setting forth all other material terms and conditions (other than the cash price) upon which the NiSource Member is willing to sell the Subject Membership Interests to the Non-Transferring Member. The NiSource Sale Notice shall not be a binding offer and need not include a price. Within ninety (90) days following its receipt of a NiSource Sale Notice, the Investor Member (as the Non-Transferring Member) may deliver to the NiSource Member a written response setting forth the cash price and confirming the other material terms and conditions specified in the NiSource Sale Notice (the “Investor Offer”). The Investor Offer shall be a binding offer by the Investor Member to purchase the Subject Membership Interests on the terms set forth therein, shall be firm, not subject to withdrawal, and prepared and delivered in good faith, and shall remain open for acceptance by the NiSource Member for a period of ninety (90) days following the

Exhibit 10.1
NiSource Member’s receipt thereof. The NiSource Member may accept the Investor Offer within such ninety (90)-day period, in which event the closing of the purchase and sale of the Subject Membership Interests will take place as promptly as practicable, subject to customary closing conditions, including the receipt of required regulatory approvals. If the NiSource Member does not accept the Investor Offer within such ninety (90)-day period, the Investor Offer shall be deemed rejected and shall terminate without further action by any party.
(ii)If the NiSource Member does not accept the offer made pursuant to the Investor Sale Notice or the Investor Offer within such ninety (90)-day period (or if the Investor Member does not make an Investor Offer within ninety (90) days following receipt of a NiSource Sale Notice), then the Transferring Member will, for a period of one hundred eighty (180) days commencing on the earlier of (A) the expiration of such ninety (90)-day period (or ninety (90) -day period if the Investor Member does not make an Investor Offer) and (B) the delivery of a written notice by the NiSource Member to the Investor Member rejecting the offer set forth in the Investor Sale Notice or Investor Offer, as applicable, (if any) (such one hundred eighty (180)-day period, the “Sale Period”), be entitled to sell the Subject Membership Interests to any one Third Party for (x) in the case of the NiSource Member being the Transferring Member, at any higher price than the price set forth in the Investor Offer (or at any price if the Investor Member does not make an Investor Offer) and (y) in the case of the Investor Member being the Transferring Member, at a price greater than one hundred and seven and a half percent (107.5%) of the price set forth in the Investor Sale Notice (the “Threshold Price”) and upon other terms and conditions (excluding price) that are not more favorable to the acquiror than those specified in the Investor Sale Notice or Investor Offer, as applicable, subject to the other terms of this Section 6.3 (including Section 6.3(e)); provided, that, to the extent the Investor Member receives a price lower than the Threshold Price, the Investor Member will offer to sell such Subject Membership Interests at the offered price to the NiSource Member and the NiSource Member shall have thirty (30) days to accept such offer; provided, if the NiSource Member does not accept such offer or respond in that period, then the Investor Member may sell the Subject Membership Interests to the third party at the revised price that is below the Threshold Price. If such sale to any Third Party is not completed prior to the expiration of the Sale Period, then the process initiated by the delivery of the Investor Sale Notice or NiSource Sale Notice, as applicable, shall be lapsed, and the Transferring Member will be required to repeat the process set forth in this Section 6.3 before entering into any agreement with respect to, or consummating, any sale of Membership Interests to any Third Party; provided, that if a definitive agreement providing for the consummation of such sale is executed within the Sale Period but such sale has not been consummated at the expiration of the Sale Period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such sale, then the Sale Period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of the original expiration date of the Sale Period and the consummation of the sale provided for in such definitive agreement; provided, that the Transferring Member shall have used efforts in seeking such authorizations, approvals and consents, consistent with its obligations under such definitive agreements in respect thereof.
(b)The Investor Members and their respective Permitted Transferees (if any) shall not be permitted to Transfer any of their Membership Interests to a Prohibited Competitor without the prior written consent of the NiSource Member. Within ten (10) Business Days after January 1 of each year, the NiSource Member shall have the right (i) to update the list of Prohibited Competitors set forth on Appendix (A) to replace no more than three (3) of the Prohibited Competitors with other Competitors designated by the NiSource Member, and (ii) in addition to any replacements pursuant to clause (i), to add up to two (2) additional Competitors designated by the NiSource Member to such list.
(c)No Transfer of Membership Interests by an Investor Member to any Third Party pursuant to Section 6.3(a)(ii) may be effected if it would, or would reasonably be expected to in the reasonable and good faith determination of the NiSource Member in consultation with the Board, (i) have a material and adverse effect on the Company Group or (ii) create a material risk of a material adverse regulatory consequence on any member of the Company Group or the Outside Group as a result of the identity of the Third Party transferee, any action taken or reasonably expected to be taken by any Governmental Body with respect to such Transfer or change in Tax status of any Person caused or reasonably expected to be caused by such Transfer, any terms or conditions of such Transfer, any requirement that the Membership Interests be registered under any applicable securities Laws in connection with or as a result of such

Exhibit 10.1
Transfer, or any other similar matter. For purposes of this Section 6.3 and Section 6.4, “control” means (x) the ownership of at least a majority of the issued and outstanding Membership Interests of the Company, or (y) the ability to elect, directly or indirectly, a majority of the Directors of the Company in accordance with this Agreement.
(d)Prior to the consummation of any Transfer pursuant to Section 6.3(a)(ii), the Transferring Member shall have delivered to the Board and the Non-Transferring Member evidence reasonably satisfactory to the Board (with the Directors appointed by the Transferring Member abstaining from any such determination) and to the Non-Transferring Member that (i) the transferee is a Qualified Transferee and (ii) the Transfer complies with the provisions of Section 6.3(b) (if applicable) and Section 6.3(c).
(e)Any sale by the Transferring Member to the Non-Transferring Member, pursuant to Section 6.3(a) shall be consummated pursuant to a membership interest purchase agreement which shall contain representations and warranties by the Transferring Member to the Non-Transferring Member that (i) the Transferring Member has full right, title and interest in and to the Subject Membership Interests, (ii) the Transferring Member has all the necessary power and authority and has taken all necessary action to Transfer the Subject Membership Interests to the Non-Transferring Member as contemplated by this Section 6.3, (iii) the Subject Membership Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement and those arising under securities Laws of general applicability pertaining to limitations on the transfer of unregistered securities and (iv) other customary representations and warranties.
Section 1.4Tag-Along Rights.
(a)Other than with respect to a Transfer proposed and made in accordance with Section 6.5, in the event that the NiSource Member proposes to effect a Transfer to a Third Party transferee (the “Tag-Along Buyer”) of a number of its Membership Interests constituting more than 25% of the total Membership Interests then outstanding (a “Tag-Along Sale”), then the NiSource Member shall give the Investor Members written notice (a “Tag-Along Notice”) of such proposed Transfer at least thirty (30) days prior to the consummation of such Tag-Along Sale, setting forth (w) the number of Membership Interests (“Tag-Along Offered Membership Interests”) proposed to be Transferred to the Tag-Along Buyer and the purchase price, (x) the identity of the Tag-Along Buyer, (y) any other material terms and conditions of the proposed Transfer and (z) the intended dates on which the NiSource Member will enter into a definitive agreement in respect of such proposed Transfer and consummate such proposed Transfer.
(b)Upon delivery of a Tag-Along Notice, the Investor Members shall have the right to sell up to their respective Tag Portions, at the same price per Membership Interest, for the same form of consideration and pursuant to the same terms and conditions (including time of payment) as set forth in the Tag-Along Notice (or, if different, as such are applicable at the time of the entry into a definitive agreement in respect of, or at the time of the consummation of, the Tag-Along Sale). If an Investor Member wishes to participate in the Tag-Along Sale, then such Investor Member shall provide written notice to the NiSource Member no less than forty-five (45) days after the date of the Tag-Along Notice, indicating such election, provided however if the BIP Investor Member elects to sell its respective Tag Portion the VCOC Investor Member shall be required to sell its respective Tag Portion on the same terms set forth in the election notice by the BIP Investor Member. Such notice shall set forth the number of its Membership Interests that such Investor Member elects to include in the Tag-Along Sale (which number shall not exceed its Tag Portion), and such notice shall constitute such Investor Member’s binding agreement to sell such Membership Interests on the terms and subject to the conditions applicable to the Tag-Along Sale.
(c)Any Transfer of an Investor Member’s Membership Interests in a Tag-Along Sale shall be on the same terms and conditions as the Transfer of the NiSource Member’s Membership Interests in such Tag-Along Sale, except as otherwise provided in this Section 6.4(c). Any participating Investor Member shall be required to make customary representations and warranties in connection with the Transfer of its Membership Interests, including as to its ownership and authority to Transfer, free and clear of all Liens, such Membership Interests and shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Tag-Along Buyer against all losses of whatever nature arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements,

Exhibit 10.1
understandings or covenants of such Investor Member, as the case may be, under the terms of the agreements relating to such Transfer of such Investor Member’s Membership Interests, in each case not to exceed the equivalent obligations to indemnify and hold harmless the Tag-Along Buyer provided by the NiSource Member; provided, that (i) liability for misrepresentation or indemnity shall (as between the NiSource Member and any such Investor Member) be expressly stated to be several but not joint and the NiSource Member and any such Investor Member shall not be liable for any breach of covenants or representations or warranties as to the Membership Interests of any other Member and shall not, in any event, be liable for more than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) any participating Investor Member shall benefit from any releases of sellers or other provisions in the transaction documentation of general applicability to sellers to the same extent as the NiSource Member, (iii) any participating Investor Member shall not be obligated to agree to any non-customary administrative covenants (such as any non-compete covenants that would restrict its or its Affiliates’ business activities), and (iv) any participating Investor Member shall not be obligated to provide indemnification obligations that exceed its proceeds from the Tag-Along Sale.
(d)Notwithstanding the foregoing, and for the avoidance of doubt, no Investor Member shall be entitled to Transfer its Membership Interests pursuant to this Section 6.4 in the event that, notwithstanding delivery of a written notice of election to participate in such Tag-Along Sale pursuant to this Section 6.4, such Investor Member fails to consummate the Transfer of its Membership Interests (on the terms and conditions required by this Section 6.4) in the applicable Tag-Along Sale.
(e)For the avoidance of doubt, the rights conferred to each Investor Member under this Section 6.4 do not apply in the event of a Change in Control of the NiSource Member.
Section 1.5Drag-Along Rights.
(a)In the event that the NiSource Member intends to effect a sale of all or any portion of the Membership Interests owned by the NiSource Member and such Membership Interests constitute at least a majority of the issued and outstanding Membership Interests of the Company (a “Drag-Along Sale”), then the NiSource Member shall have the option (but not the obligation) to require each Investor Member to Transfer all of its Membership Interests to the Third Party buyer (the “Drag-Along Buyer”) (or to such other Party as the Drag-Along Buyer directs) in accordance with the provisions of this Section 6.5 (such right of the NiSource Member, the “Drag-Along Right”).
(b)If the NiSource Member elects to exercise the Drag-Along Right pursuant to Section 6.5(a), then the NiSource Member shall send a written notice to each applicable Investor Member (a “Drag-Along Notice”) specifying (i) that such Investor Member is required to Transfer all of its Membership Interests pursuant to this Section 6.5, (ii) the amount and form of consideration payable for such Investor Member’s Membership Interests, (iii) the name of the Third Party to which such Investor Member’s Membership Interests are to be Transferred (or which is otherwise entitled to direct the disposition thereof at the consummation of the Drag-Along Sale), (iv) any other material terms and conditions of the proposed Transfer and (v) the intended dates on which the NiSource Member will enter into a definitive agreement in respect of such proposed Transfer and consummate such proposed Transfer.
(c)In the event that the NiSource Member elects to exercise the Drag-Along Right, then each Investor Member hereby agrees with respect to all Membership Interests it holds:
(i)in the event such transaction requires the approval of Members, to vote (in person, by proxy or by action by written consent, as applicable) all of its Membership Interests in favor of such Drag-Along Sale;
(ii)to execute and deliver all related documentation and take such other action reasonably necessary to enter into definitive agreements in respect of and to consummate the proposed Drag-Along Sale in accordance with, and subject to the terms of, this Section 6.5; and
(iii)not to deposit its Membership Interests in a voting trust or subject any Membership Interests to any arrangement or agreement with respect to the voting of such Membership Interests, unless specifically requested to do so by the Drag-Along Buyer in connection with a Drag-Along Sale.

Exhibit 10.1
(d)Subject to Section 6.5(e), any Transfer of an Investor Member’s Membership Interests in a Drag-Along Sale shall be on the same terms and conditions as the proposed Transfer of the NiSource Member’s Membership Interests in the Drag-Along Sale. Upon the request of the NiSource Member, each Investor Member shall be required to make customary representations and warranties in connection with the Transfer of such Investor Member’s Membership Interests, including as to its ownership and authority to Transfer, free and clear of all Liens, its Membership Interests, and shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Drag-Along Buyer against all losses of whatever nature arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of such Investor Member as the case may be, under the terms of the agreements relating to such Transfer of such Investor Member’s Membership Interests, in each case not to exceed the equivalent obligations to indemnify and hold harmless the Drag-Along Buyer provided by the NiSource Member; provided, that (i) liability for misrepresentation or indemnity shall (as between the NiSource Member and such Investor Member) be expressly stated to be several but not joint and the NiSource Member and such Investor Member shall not be liable for any breach of covenants or representations or warranties as to the Membership Interests of any other Member and shall not, in any event, be liable for more than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) such Investor Member shall benefit from any releases of sellers or other provisions in the transaction documentation of general applicability to sellers to the same extent as the NiSource Member and (iii) such Investor Member shall not be obligated to provide indemnification obligations that exceed its proceeds from the Drag-Along Sale.
(e)Any Transfer required to be made by an Investor Member pursuant to this Section 6.5 shall be for consideration consisting of cash or cash equivalents (or a combination thereof). Without the consent of the applicable Investor Member, an Investor Member shall not be required in connection with such Drag-Along Sale to agree to any material indemnification obligations, material, non-customary administrative covenants (including, but not limited to, restrictive covenants (such as non-solicit and non-compete covenants) that would restrict its or its Affiliates’ business activities).
(f)At the consummation of the Drag-Along Sale, each Investor Member shall Transfer all of its Membership Interests to the Drag-Along Buyer (or its designee), and the Drag-Along Buyer shall pay the consideration due for such Investor Member’s Membership Interest. If either Investor Member has failed, as of immediately prior to the time that the consummation of the Drag-Along Sale would otherwise have occurred, to have taken all actions necessary in accordance with this Agreement to consummate the Transfer of the Membership Interests held by it, then such Investor Member shall be deemed to be in material breach of this Agreement for purposes of Article IV and for all other purposes hereunder, shall be a Defaulting Member, and shall be deemed to have granted (and hereby grants, contingent only on the occurrence of such failure) an irrevocable appointment of any Person nominated for the purpose by the NiSource Member to be such Investor Member’s agent and attorney to execute all necessary documentation and instruments on its behalf to Transfer such Investor Member’s Membership Interest to the Drag-Along Buyer (or as it may direct) as the holder thereof, in each case consistent with the terms set forth in this Section 6.5.
(g)The NiSource Member shall have a period of 180 days commencing on the delivery of the Drag-Along Notice (such 180-day period, the “Drag Sale Period”) to consummate the Drag-Along Sale. If the Drag-Along Sale is not completed prior to the expiration of the Drag Sale Period, then the process initiated by the delivery of the Drag-Along Notice shall be lapsed, and the NiSource Member will be required to repeat the process set forth in this Section 6.5 to pursue any Drag-Along Sale; provided that if a definitive agreement providing for the consummation of such Drag-Along Sale is executed within the Drag Sale Period but such Drag-Along Sale has not been consummated at the expiration of the Drag Sale Period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such Drag-Along Sale, then the Drag Sale Period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of the original expiration date of the Drag Sale Period and the consummation of the Drag-Along Sale provided for in such definitive agreement; provided, that the NiSource Member shall have used efforts in seeking such authorizations, approvals and consents consistent with its obligations under such definitive agreement(s) in respect thereof.

Exhibit 10.1
(h)Notwithstanding the foregoing, the NiSource Member may not exercise the Drag-Along Right or consummate any Drag-Along Sale, without the prior written consent of the BIP Investor Member unless the applicable Drag-Along Sale would result in the Investor Members receiving proceeds resulting in the Investor Members collectively achieving at least a IRR of 10% (the “Investor Return Threshold”) and a MOIC of 2.15x (the “MOIC Return Threshold”); provided, that any shortfall in the Investor Members collectively achieving the Investor Return Threshold or the MOIC Return Threshold may be paid by the NiSource Member to the Investor Members in immediately available funds at the closing of the Drag-Along Sale, in which case the prior written consent of the BIP Investor Member shall not be required to exercise the Drag-Along Right or consummate such Drag- Along Sale.
(i)For the avoidance of doubt, the rights conferred to the NiSource Member under this Section 6.5 do not apply in the event of a Change in Control of the NiSource Member.
Section 1.6Cooperation. The transferring Member acknowledges and agrees that it shall cooperate reasonably to obtain the requisite authorization, approval or consent of any Governmental Body necessary to consummate any Transfers contemplated or permitted by this Article VI. The Members shall have the right in connection with any Transfer of Membership Interests permitted by this Agreement (or in connection with the investigation or consideration of any such potential Transfer) to require the Company to reasonably cooperate with potential purchasers in such prospective Transfer (at the sole cost and expense of the applicable Member or such potential purchasers) by taking such actions reasonably requested by the applicable Member or such potential purchasers to cooperate in such Transfer, including (a) preparing or assisting in the preparation of due diligence materials and (b) providing such reasonable access to the Company’s and each of its Subsidiaries’ books, records, properties and other materials (subject, in each case, to the execution of customary confidentiality and non-disclosure agreements and subject to attorney-client privilege) to potential purchasers; provided that no such cooperation by the Company shall be required (i) until the relevant potential purchaser executes and delivers to the Company a customary confidentiality agreement, (ii) to the extent such cooperation would unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries, and (iii) to the extent the provision of any information would (A) conflict with, or constitute a violation of, any applicable Law or Order or cause a loss of attorney-client privilege of the Company or any of its Subsidiaries, (B) in the NiSource Member’s reasonable determination, require the disclosure of any information that is proprietary, confidential or sensitive to the NiSource Member or to any member of the Outside Group, or (C) require the disclosure of any information relating to any joint, combined, consolidated or unitary Tax Return that includes the NiSource Member or any other member of the Outside Group or any supporting work papers or other documentation related thereto.
Section 1.7Blocker Entity.
(a)Notwithstanding anything to the contrary in this Agreement, if an Investor Member is participating in any sale of Membership Interests pursuant to Section 6.3, Tag-Along Sale or Drag-Along Sale or any other Transfer of its Membership Interests, the owners of such Investor Member (or, as applicable, the regarded owner of such Investor Member for U.S. federal income tax purposes) (each, a “Blocker Seller”) shall, use commercially reasonable efforts to sell, and the NiSource Member and the Company will use commercially reasonable efforts to structure such sale or transfer such that the Blocker Seller is able to sell, Equity Interests in such Investor Member (or, as applicable, the regarded owner of such Investor Member for U.S. federal income tax purposes), in lieu of selling the Membership Interests held (directly or indirectly) by such Investor Member in exchange for consideration equal to the value of the Membership Interests as determined in such sale pursuant to Section 6.3, Tag-Along Sale or Drag-Along Sale or other Transfer, held (directly or indirectly) by such Investor Member without discount (as appropriately adjusted for any partial sale).
(b)Notwithstanding anything to the contrary in this Agreement, but subject to the last sentence of this Section 6.7(b), the Members shall use reasonable efforts and cooperate in good faith to (i) minimize any tax liabilities of the Company or its Members, including with respect to the structure of each Member’s ownership in the Company and in connection with claiming any tax credits or accelerated tax depreciation deductions, and (ii) ensure recoverability of tax expense under any applicable rates approved by the IURC, FERC or such other applicable Governmental Body.  In no event shall any Member be required to take any action that would reasonably be expected to result in a material economic, financial or tax consequence on such Member or its Affiliates, as determined by such Member in good faith.

Exhibit 10.1
(c)With respect to tax exempt entities which hold a Percentage Interest in the Company, directly or indirectly, the Investor Members shall use commercially reasonable efforts, to the extent requested by the NiSource Member but no more frequently than a quarterly basis, to provide the NiSource Member a reasonable estimate based on information then available to the Investor Member of the estimated amount of Percentage Interest held by such entities in the aggregate, until such time as the applicable Investor Member has no tax-exempt investors in such Investor Member’s ownership structure in the Company.
Article II
PREEMPTIVE RIGHTS
Section 2.1Preemptive Rights. The Company hereby grants to each Member the right to purchase such Member’s Preemptive Right Share of all (or any part) of any New Securities that the Company may from time to time issue after the Effective Date (the “Preemptive Right”); provided, however, that the Preemptive Right shall not apply with respect to New Securities issues or to be issued in any public offering or pursuant to failures to fund Additional Funding Requirements or as otherwise specifically provided herein. In the event the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), the Company shall give to each Member written notice of its intention to issue New Securities (the “Preemptive Right Participation Notice”), describing the amount and type of New Securities, the cash purchase price and the general terms upon which it proposes to issue such New Securities. Each Member shall have twenty (20) days from the date of receipt of any such Preemptive Right Participation Notice (the “Preemptive Right Notice Period”) to agree in writing to purchase for cash up to such Member’s Preemptive Right Share of such New Securities for the price and upon the terms and conditions specified in the Preemptive Right Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Members’ Preemptive Right Share) as well as the maximum amount of New Securities it would purchase. If any Member fails to so respond in writing within the Preemptive Right Notice Period, then such Member shall forfeit the right hereunder to purchase its Preemptive Right Share of such New Securities and the Company will allocate the rights to purchase such New Securities to any other Member that indicated it would purchase New Securities in excess of its Preemptive Right Share based on their relative Preemptive Right Shares. Subject to obtaining the requisite authorization, approval or consent of any Governmental Body, the closing of any purchase by any Member pursuant to this Section 7.1 shall be consummated concurrently with the consummation of the issuance or sale described in the Preemptive Right Participation Notice. The Company shall be free to complete the proposed issuance or sale of New Securities described in the Preemptive Right Participation Notice with respect to any New Securities not elected to be purchased pursuant to this Section 7.1 in accordance with the terms and conditions set forth in the Preemptive Right Participation Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced). If a Member indicates in its response to a Preemptive Right Participation Notice that it shall purchase New Securities but then does not fund such amounts, such Member shall be a Defaulting Member.
Article III
PROTECTIVE PROVISIONS
Section 3.1Investor Member Threshold Matters. Notwithstanding anything to the contrary in this Agreement, the Company shall not cause or permit, in each case, so long as the Investor Members’ aggregate Percentage Interest is equal to or greater than the Investor Consent Threshold (except with respect to subclauses (a) – (g) and (i), in which case so long as the Investor Members’ aggregate Percentage Interest is at least 4.9%), and no Investor Member is a Defaulting Member, without the prior written consent of the BIP Investor Member (except that no such written consent shall be required to the extent that such matter is necessary to comply with applicable Law or Order or is in response to an Emergency Situation):
(a)make an election or take any other action that results in a change in the tax classification of the Company or any of its Subsidiaries, with respect to its Subsidiaries only if such change adversely affects the BIP Investor Member;
(b)any non-pro rata repurchase or redemption of any Equity Interests issued by the Company;

Exhibit 10.1
(c)any (i) issuance of any class of Equity Interest in the Company, other than pursuant to Sections 1.9, 5.1, Section 7.1 or as otherwise specifically contemplated herein or (ii) change to the existing rights or obligations of any class of Equity Interest of the Company if such change would have a disproportionate material adverse impact on any Member in a manner different from the NiSource Member;
(d)the filing of a petition seeking relief, or the consent to the entry of a decree or order for relief in an involuntary case, under the bankruptcy, rearrangement, reorganization or other debtor relief Laws of the United States or any state or any other competent jurisdiction or a general assignment for the benefit of its creditors by the Company or any of its Subsidiaries of all or substantially all of the assets of the Company and its Subsidiaries;
(e)the conversion of the Company or GenCo from its current legal business entity form to any other business entity form (e.g., the conversion of the Company from a Delaware limited liability company to a Delaware corporation);
(f)the listing of any Equity Interests of the Company or its Subsidiaries on any stock exchange (other than any spin off, split off or similar transaction of the Company, the NiSource Member or GenCo, or any of their Affiliates, which, for the avoidance of doubt, shall be subject to Sections 5.1(e) or 6.5 and the Spin Return Threshold);
(g)any amendment or modification to any Organizational Document of the Company or any Subsidiary of the Company, other than (i) ministerial amendments thereto or (ii) amendments thereto that are not disproportionately adverse to the BIP Investor Member as compared to any other holder of Equity Interests of the Company;
(h)the transfer, sale or other disposition, whether by the way of asset sale, stock sale, merger, or otherwise, of (i) all or substantially all of the assets of the Company Group, taken as a whole on a consolidated basis, or (ii) assets of the Company’s Subsidiaries having a Fair Market Value in excess of 2.5% of the Qualifying Core Asset Base in the aggregate in any transaction or series of related transactions, other than Qualifying Core Assets and Excluded Transactions (it being understood, for the avoidance of doubt, that this Section 8.1(h) shall not be deemed to restrict a transfer, sale or other disposition of the equity of the Company) and other than pursuant to Article VI or a Change in Control of the Company, or the NiSource Member or as set forth below;
(i)the transfer, sale, issuance, or other disposition of any Equity Interests in GenCo or in any Subsidiary of the Company that directly or indirectly holds any Equity Interests in GenCo to any Person that is not the Company or one of its wholly-owned Subsidiaries;
(j)any new agreements or amendments to existing agreements, among the Company or any of its Subsidiaries, on the one hand, and any Member or any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, which such agreement (or series of related transactions) are entered into after the Effective Date, other than (x) those that (i) are on an arms-length basis and (ii) involve revenues or expenditures of less than $55,000,000.00 per Contract or series of related transactions individually or less than $112,500,000.00 in the aggregate, subject to an annual increase by the CPI Escalator, for any fiscal year for all such affiliate transactions (it being acknowledged and agreed that no prior written consent of the BIP Investor Member will be required with respect to any amendments to any affiliate transaction made in the ordinary course of business unless to the extent such amendment would have a disproportionately adverse effect on the Company Group) in any material respect or (y) the GenCo Offtake Agreements or such other agreements by and among the Company or any of its Subsidiaries, on the one hand, and NHII or any of its Subsidiaries, on the other hand, which are reasonably necessary (as determined by the Board in good faith) for the Company’s and its Subsidiaries’ performance of any obligations under any GenCo Offtake Agreements (including with respect to the transfer or sale of Zonal Resource Credits or other similar capacity credits to or from NIPSCO or its Subsidiaries to or from the Company or its Subsidiaries) or otherwise be required for NIPSCO’s performance of, or compliance with, any obligations arising under any “special contract” entered into by NIPSCO and a large load or hyperscale customer or similar arrangement (including any tariff), which in each case are as submitted to the IURC and/or otherwise consistent with applicable Law at such time,

Exhibit 10.1
including any applicable IURC rules and regulations and, in each case, which are on an arm’s-length basis;
(k)the acquisition by the Company or any of the Company’s Subsidiaries of any Equity Interests or assets of any Person or the entry into joint ventures, in each case, having a Fair Market Value in excess of 2.5% of the Qualifying Core Asset Base in the aggregate in any calendar year, other than in connection with Qualifying Core Assets or Excluded Transactions;
(l)any capital expenditure by the Company or its Subsidiaries, that is in excess of 1.0% of the Qualifying Core Asset Base in any calendar year and is not made (i) in connection with a Qualifying Core Asset, (ii) reasonably necessary to fund an Emergency Expenditures, or (iii) an Excluded Transaction;
(m)incurring long-term Indebtedness (other than the refinancing of existing Indebtedness on commercially reasonable terms consistent with current market conditions as determined by the Board in good faith) by the Company or its Subsidiaries, if after giving pro forma effect to such incurrence and the application of the proceeds therefrom, the Company’s and its Subsidiaries’ Debt-to-Capital Ratio would exceed 0.7;
(n)making any political or charitable contribution made by or on behalf of the Company or any of its Subsidiaries to any Governmental Body or any official, representative or staff thereof, including any community leaders or elected officials, in excess of $250,000 individually or $1,000,000 in the aggregate in a fiscal year; and
(o)entering into any binding agreement or arrangement by the Company or any of its Subsidiaries to effect any of the foregoing actions.
Notwithstanding the foregoing, no BIP Investor Member approval shall be required with respect to any spin off, split off or similar transaction of the Company, the NiSource Member or GenCo, or any of their Affiliates; provided, that any such transaction must satisfy the requirements of Section 5.1(e) or Section 6.5 and the Spin Return Threshold.
Section 3.2Consultation Matters. For so long as (x) the Investor Members’ aggregate Percentage Interest is at least 9.9% and (y) no Investor Member is a Defaulting Member, the Company (and, as applicable, the Board) shall use reasonable efforts to consult in good faith with the BIP Investor Member prior to the Company undertaking, or causing or permitting any of its Subsidiaries to undertake, the following matters (except as would be impracticable in respect of a particular action that the Board reasonably believes to be necessary or appropriate to comply with applicable Law, Order or in response to an Emergency Situation):
(a)appointing or replacing the President;
(b)establishing or materially amending, or material deviating from the then-current plan or budget of the Company and its Subsidiaries; provided, that the Company (and, as applicable, the Board) the NiSource Member and the Parent shall (i) provide to the BIP Investor Member a draft of the business plan and budget of the Company and its Subsidiaries for a given fiscal year no later than November 10 of the prior fiscal year, which budget shall include quarterly fiscal projections, (ii) schedule and attend a meeting among representatives of the Company, the NiSource Member, the Parent and the BIP Investor Member, including the Chief Financial Officer and Head of Regulatory Affairs of the Parent, no later than November 24 of the prior fiscal year, to discuss the draft business plan and budget, (iii) schedule and attend a meeting between the Chief Executive Officer of the Parent and the Global Head of Infrastructure of Blackstone Inc., within 5 Business Days of a written request by the BIP Investor Member, to discuss the draft business plan and budget as well as any changes proposed by BIP Investor Member and (iv) consider the BIP Investor Member’s comments to the business plan and budget in good faith;
(c)material decisions relating to the conduct (including the settlement) of any litigation, administrative, or criminal proceeding to which the Company or any of its Subsidiaries is a party where (i) it is reasonably expected that the liability of the Company and its Subsidiaries would exceed

Exhibit 10.1
$75,000,000 (as adjusted by the CPI Escalator) (solely with respect to litigation proceedings), (ii) such proceeding would have material reputational damage on the Company or its Subsidiaries, or (iii) such proceeding would reasonably be expected to have a material and adverse effect on the BIP Investor Member or any of its Affiliates (other than in its or (if applicable, their) capacity as an investor in the Company); provided, that, for the avoidance of doubt, the foregoing shall not be applicable to any ordinary course regulatory proceedings (including rate cases) that do not involve claims of criminal conduct or intentional violations of applicable Law; and
(d)entering into or materially amending any Genco Offtake Agreement or related support agreements, in which case such consultation shall include the Company (and, as applicable, the Board) using reasonable efforts to keep the BIP Investor Member reasonably informed regarding the negotiation of any GenCo Offtake Agreements or related support agreements and to consult in good faith with the BIP Investor Member regarding the form, material terms, structuring and implementation of any such GenCo Offtake Agreements or related support agreements, including any material changes to such GenCo Offtake Agreement or related support agreement.
Section 3.3Indebtedness. Each of the Company and its Subsidiaries shall use commercially reasonable efforts to incur Indebtedness, both intercompany and with respect to any Third Party, to support its operations, working capital and capital investments in accordance with the informational compliance filings provided by GenCo to the IURC.
Section 3.4Actions by the Investor Directors on behalf of the BIP Investor Member. Where any action requires the consent of the BIP Investor Member pursuant to Section 8.1, the Investor Directors shall, unless the BIP Investor Member indicates in writing to the NiSource Member otherwise, have the authority to provide such consent on behalf of the BIP Investor Member at any meeting of the Board called to discuss such matters, and the Company, the other Members and the other Directors shall be entitled to rely on such action of the Investor Directors as an action of the BIP Investor Member with such action being binding upon the BIP Investor Member.
Section 3.5Additional Actions. The NiSource Member and Investor Members further agree to the additional actions set forth on Schedule 2.
Section 3.6Acknowledgement of Purpose of Provisions. It is hereby acknowledged and agreed by the Parties that the rights of the Investor Members set forth in this Article VIII are protection mechanisms for each Investor Member acting in its capacity as an investor in the Company and are not for purposes of, and should not be construed or otherwise interpreted as, providing either Investor Member or any of its Representatives or Affiliates with the ability to take any action that would constitute exercising substantial influence or control over the Company or any of its Subsidiaries or would otherwise provide either Investor Member or any of their respective Representatives or Affiliates with any right to direct the operation of the business of the Company or any of its Subsidiaries.
Article IV
OTHER COVENANTS AND AGREEMENTS
Section 4.1Books and Records.
(a)The Company shall keep and maintain, or cause to be kept and maintained, books and records of accounts, taxes, financial information and all matters pertaining to the Company and its Subsidiaries at the offices and place of business of the Company in a commercially reasonable manner consistent with the manner in which similar books and records are kept and maintained by other members of the Outside Group. Each Member (other than any Defaulting Member) and its duly authorized Representatives shall have the right to, at reasonable times during normal business hours, upon reasonable notice, under supervision of the Company’s personnel and in such a manner as to not unreasonably interfere with the normal operations of any member of the Company Group, visit and inspect the books and records of the Company Group, and, at its expense, make copies of and take extracts from any books and records of the Company Group; provided, that, in the case of an Investor Member, any Person gaining access to such information regarding the Company Group pursuant to this Section 9.1 shall agree to hold in strict confidence, not make any disclosure of, and not use for purposes other than good faith administration of such Investor Member’s continuing investment, all information regarding any member of the Company Group that is not otherwise publicly available.
(b)Notwithstanding the foregoing, the Company shall not be obligated to provide to either Investor Member any record or information (i) relating to the negotiation and consummation of the

Exhibit 10.1
transactions contemplated by this Agreement, including confidential communications with Representatives or Advisors, including legal counsel, representing the Company or any of its Affiliates, (ii) that is subject to an attorney-client or other legal privilege, (iii) that, in the NiSource Member’s reasonable determination, are proprietary, confidential or sensitive to the NiSource Member or to any other member of the Outside Group, (iv) relating to any joint, combined, consolidated or unitary Tax Return that includes the NiSource Member or any other member of the Outside Group or any supporting work papers or other documentation related thereto if such work papers or documentation includes the information of the NiSource Member or Outside Group, or (v) the provision of which would violate any applicable Law or Order; provided, with respect to (ii) and (iv) above that the Company shall use commercially reasonable efforts to develop an alternative to make such information available, including to make redactions to any such material and provide such redacted materials to such Investor Member.
(c)Each Member shall reimburse the Company for all reasonable, documented, out-of-pocket costs and expenses incurred by the Company in connection with such Member’s exercise of its inspection and information rights pursuant to this Section 9.1.
Section 4.2Financial Reports. The Company shall provide, or otherwise make available, to any Member (unless such Member is a Defaulting Member):
(a)on an annual basis, within 120 days after the end of each fiscal year, an unaudited consolidated balance sheet, statement of operations and statement of cash flow of GenCo and its Subsidiaries;
(b)on a quarterly basis, within 60 days after the end of each fiscal quarter, an unaudited consolidated balance sheet and related quarter and year to date statement of operation and related quarter and year to date statement of cash flow of GenCo and its Subsidiaries;
(c)on a monthly basis, within 30 days after the end of each month-end, an unaudited income statement as readily available of GenCo and its Subsidiaries and related financial information prepared in the ordinary course;
(d)on an annual basis (or more frequently, if applicable), as soon as reasonably practicable after the approval thereof by the Board, the annual budget and business plan for GenCo and its Subsidiaries;
(e)on an annual basis, as soon as reasonably practicable after the approval thereof by the Board, financial forecasts for GenCo and its Subsidiaries, which shall be in such manner and form as approved by the Board, and which shall include a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year;
(f)(i) within 45 days after the end of each fiscal year, an estimated Schedule K-1 for the immediately preceding taxable year based on best-available information to date and depreciation will be subject to change based on final year end financial reporting results and (ii) not less than 45 days prior to the due date, including extensions, for the filing of the Company’s federal information return for the immediately preceding taxable year, a final Schedule K-1, along with copies of all other federal, state and local income tax returns or reports filed by the Company for the previous year, as may be required as a result of the operations of the Company, and a schedule of Company book tax differences for the immediately preceding year;
(g)each Investor Member shall promptly upon request by the NiSource Member provide the following information: (i) Form SS-4/IRS determination letter and Form 8832 Entity Classification Election (if applicable) and (ii) Form W-9; and
(h)promptly, upon reasonable notice, any information that is reasonably requested by any Member in order to manage its regulatory or tax affairs or make filings with Governmental Bodies, including but not limited to Federal and Indiana corporate tax returns and financial statements (whether or not audited) for either Investor Member (or the regarded owner of either Investor Member if such Investor Member is a disregarded entity for tax purposes).

Exhibit 10.1
Section 4.3Other Business; Corporate Opportunities.
(a)To the extent permitted by applicable Law, any Member and any Affiliate of any Member may engage in, possess an interest in or otherwise be involved in other business ventures of any nature or description, independently or with others, similar or dissimilar to the businesses of the Company Group, and neither the Company nor any other Member shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the businesses of the Company Group, shall be deemed not to be wrongful or improper so long as it is consistent with all Laws and Orders applicable to the Company and its Subsidiaries.
(b)The Company and each Member expressly acknowledge and agree that, (i) neither the Members nor any of their respective Affiliates or Representatives shall have any duty to communicate or present an investment or business opportunity to the Company in which the Company may, but for the provisions of this Section 9.3, have an interest or expectancy (a “Corporate Opportunity”), and (ii) neither the Members nor any of their respective Affiliates or Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any duty or obligation to the Company by reason of the fact that such Person pursues or acquires a Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company and each Member expressly renounce any interest in Corporate Opportunities and any expectancy that a Corporate Opportunity will be offered to the Company.
(c)Notwithstanding anything to the contrary contained in this Section 9.3, for so long as the Investor Members are Affiliated Members and the Investor Members’ aggregate Percentage Interest is equal to or greater than 14.9%, the Company and/or its Subsidiaries (including for the avoidance of doubt, GenCo) and NHII and/or its Subsidiaries (including for the avoidance of doubt, NIPSCO) shall be the exclusive vehicles for all power, storage and generation requirements for customers within NIPSCO’s service territory, which, for the avoidance of doubt, will include the State of Indiana to the extent included within NIPSCO’s service territory as of the applicable time, for which a “special contract” is required except to the extent (i) necessary to comply with applicable Law or Order or (ii) consented to by BIP Investor Member; provided, that, to the extent required by applicable Law or Order, the Parties will use their reasonable efforts to give effect to the foregoing exclusivity to the maximum extent permitted, and if any portion of this Section 9.3 is prohibited or unenforceable, it shall be enforced to the fullest lawful extent and otherwise deemed modified only as necessary to be valid, with the remainder continuing in full force and effect.
Section 4.4Compliance with Laws.
(a)The Company shall and shall cause its Subsidiaries to use their respective commercially reasonable efforts to procure that the Company and its Subsidiaries and Company Group’s respective Representatives shall not in the course of their actions for, or on behalf of, any member of the Company Group:
(i)offer promise, provide or authorize the provision of any money, property, contribution, gift, entertainment or other thing of value, directly or knowingly indirectly, to any government official, to unlawfully influence official action or secure an improper advantage, or to unlawfully encourage the recipient to improperly influence or affect any act or decision of any Governmental Body, in each case, in order to assist any member of the Company Group in obtaining or retaining business, or otherwise act in violation of any applicable Anti-Corruption Laws;
(ii)violate any applicable Anti-Money Laundering Laws; or
(iii)engage in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or otherwise violate Sanctions.
(b)The Company shall promptly notify the Members of (i) any allegations of material misconduct by any member of the Company Group or any actions, suits or proceedings by or before any Governmental Body to which any member of the Company Group becomes a party, or to which the Company becomes aware that any Representative of the Company Group (in relation to such

Exhibit 10.1
Representative’s actions for, or on behalf of, any member of the Company Group) is a party, in each case, relating to any material breach or suspected material breach of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions or (ii) any fact or circumstances of which it becomes aware that would reasonably be expected to result in a breach of this Section 9.4.
Section 4.5Non-Solicit. Without the prior written consent of the Company, during the term of this Agreement, each Investor Member shall not, shall cause its Affiliates not to, and shall use its reasonable best efforts to procure that other Persons in which it is invested do not, solicit for employment, hire or engage as a consultant any individual who is serving in any position within the then-current NiSource Leadership Team; provided, that this Section 9.5 shall not prohibit any Person from issuing general public solicitations not specifically targeted at the then-current NiSource Leadership Team or from hiring or engaging any Person responding to such general solicitations.
Section 4.6Confidentiality.
(a)Each Member shall, and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company and its Subsidiaries, including their respective assets, business, operations, financial condition and prospects, or with respect to another Member of this Agreement (“Confidential Information”), and to use such Confidential Information only in connection with the operation of the Company and its Subsidiaries or such Member’s administration of its investment in the Company; provided that nothing herein shall prevent any Member from disclosing such Confidential Information (i) upon the Order of any court or administrative agency, (ii) upon the request or demand of any Governmental Body having jurisdiction over such party, (iii) to the extent compelled by legal process or required pursuant to binding requirement of any Governmental Body, (iv) to the other Parties, (v) to such party’s Representatives that in the reasonable judgment of such party need to know such Confidential Information, (vi) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from a Member so long as such transferee agrees to be bound by the provisions of this Section 9.6 as if a Member, or (vii) to actual and prospective limited partners of such Member or its Affiliates in connection with reporting requirements or fundraising efforts; provided, further, that in the case of clauses (i), (ii) or (iii), such Member shall prior to making any disclosure seek a protective order or other relief to prevent or reduce the scope of such disclosure, to the extent legally permissible, notify the other Parties of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment, when and if available; provided, further, that in the cases of clauses (v) through (vii), such party receiving any Confidential Information is bound to an obligation of confidentiality no less stringent than that contained in this Agreement including such other protective provisions to protect the misuse of material non-public information.
(b)The restrictions in Section 9.6(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives in violation of this Agreement, (ii) is or has been independently developed or conceived by such Member or its Affiliates without use of the Company’s or any of its Subsidiaries’ Confidential Information or (iii) becomes available to the receiving Member or any of its Representatives on a non-confidential basis from a source other than the Company or any of its Subsidiaries, any other Party or any of their respective Representatives; provided, that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing party or any of its Representatives.
(c)Each Party shall inform any Representatives to whom it provides Confidential Information that such information is confidential and instruct them (i) to keep such Confidential Information confidential and (ii) not to disclose Confidential Information to any Third Party (other than those Persons to whom such Confidential Information has already been disclosed in accordance with the terms of this Agreement). The disclosing Party shall be responsible for any breach of this Section 9.6 by the Person to whom the Confidential Information is disclosed.
(d)The restrictions in Section 9.6(a) shall not restrict any Member and its Affiliates from disclosing any Confidential Information required to be disclosed under applicable securities Laws or the rules of any stock exchange on which any of their securities are traded.

Exhibit 10.1
(e)Notwithstanding anything herein to the contrary, the provisions of this Section 9.6 shall survive the termination of this Agreement for a period of three (3) years and, with respect to each Member, shall survive for a period of three (3) years following the date on which such Member is no longer a Member. The provisions of this Section 9.6 shall supersede the provisions of any non-disclosure agreements entered into by the Company (or its Affiliates, including the NiSource Member) and any of the Members (or their respective Affiliates) with respect to the transactions contemplated hereby prior to the Effective Date.
Section 4.7Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of Representatives and other Advisors, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such costs and expenses. Notwithstanding the foregoing, should any litigation be commenced between the Parties or their Representatives concerning this Agreement or the rights, duties, or obligations hereunder, the Party or Parties prevailing in such proceeding shall be entitled, in addition to any other relief granted, to the reasonable attorneys’ fees and other litigation costs incurred by reason of such litigation.
Section 4.8Obligations in Respect of Financings.
(a)Subject to Section 9.8(b), during the term of this Agreement, the NiSource Member and the Company shall cooperate with each Investor Member as reasonably requested by such Investor Member in connection with any Debt Financing. Such assistance shall include (i) providing to such Investor Member such information as may be reasonably necessary in connection with the Debt Financing and any related credit-rating process in accordance therewith, and (ii) taking such other actions as are reasonably requested by such Investor Member to facilitate the consummation of any Debt Financing and any related credit-rating process in accordance therewith (including providing customary authorization letters authorizing the distribution of information to prospective financing sources, subject to customary terms and conditions). Such cooperation will include cooperating with the due diligence requirements of the debt financing sources, including the furnishing of customary financial and operational information about the Company reasonably requested by the Investor Members or the debt financing sources solely for diligence and underwriting; causing management to participate in a reasonable number of customary presentations; providing access (at reasonable times upon reasonable notice) to senior management; cooperating with the Investor Member to support the Investor Member’s production of any customary third-party reports reasonably required in connection with such financing including engineering, insurance broker or similar reports; and providing copies of permits, material project contracts to which the Company or any of its Subsidiaries is party and any progress reports and other notices received under or in connection with such material project contracts, in each case, as reasonably requested in connection with any such debt financing. Further, each of the NiSource Member and the Company shall have its reasonable, documented and invoiced out-of-pocket costs and expenses incurred in providing such cooperation and assistance pursuant to this Section 9.8 reimbursed by the Investor Member pursuing the applicable Debt Financing.
(b)Notwithstanding anything in Section 9.8(a) or this Agreement to the contrary, the cooperation requested by either Investor Member pursuant to Section 9.8(a) shall not (i) unreasonably interfere with the ongoing operations of the NiSource Member or its Subsidiaries, or (ii) require the NiSource Member or any of its Subsidiaries (other than the Company) to (A) pay any commitment or other similar fee, (B) have or incur any liability or obligation in connection with any Debt Financing, including under any agreement or any document related to any Debt Financing, other than any such documents that are customary in connection with such Debt Financing as set forth in Section 9.8(a), (C) commit to taking any action (including entering into any Contract) or to otherwise execute any definitive agreement in connection with any Debt Financing, or (D) take any action that would conflict with, violate or breach or result in a violation or breach of or default under any Contract, this Agreement or any other document contemplated hereby or any Law or regulatory requirements. In no event shall the Company or NiSource Member be required to provide information relating to the transactions contemplated hereby or with any other Person in connection with any possible sale or transfer of assets or equity of the Company and its Subsidiaries, any information subject to the attorney-client privilege or any confidential or sensitive information, or relating to any Tax Return; provided, that, the Company and NiSource Member will use commercially reasonable efforts to redact such materials to remove any such confidential or sensitive information to provide to the Investor Member.

Exhibit 10.1
Section 4.9Credit Support. For so long as there are (a) any guarantees, credit support, letters of credit or financial assurances of a member of the Outside Group related to support obligations of the Company Group, each Member shall pay the portion equal to its Percentage Interest of any payment or draw request on such credit support facilities on or before the applicable payment date required or (b) any guarantees, credit support, letters of credit or financial assurances of the Company or any of its Subsidiaries related to support obligations of a member of the Outside Group, the NiSource Member shall pay all such payments on or before the applicable payment date required. If a Member does not make a payment in accordance with the above, the Company may issue a Capital Call Request Notice in accordance with Section 5.1 for such amount from the applicable Member. For the avoidance of doubt, the failure to make the payment in clauses (a) or (b) prior to a Capital Call Request Notice shall not be an Event of Default and the failure to fund pursuant to a Capital Call Request Notice shall be treated in accordance with Section 5.1. Notwithstanding the foregoing, if the VCOC Investor Member fails to make its payment in accordance with this Section 9.9, the BIP Investor Member shall be obligated to make such payment.
Article V
TAX MATTERS
Section 5.1Tax Classification. The Parties intend that the Company be classified as a partnership for U.S. federal income (and applicable state and local) Tax purposes. Without limiting Section 8.1(a), neither the Company nor any Member shall make any election to change the tax classification of the Company or otherwise take any action inconsistent with such intended tax classification without the consent of the Board (or its designee).
Section 5.2Partnership Representative.
(a)The NiSource Member is hereby designated the “Partnership Representative” within the meaning of Code Section 6223(a) of the Company. The Partnership Representative shall, if required, designate from time to time a “designated individual” to act on behalf of the Partnership Representative, and such designated individual shall be subject to replacement by the Partnership Representative in accordance with the Code and Treasury Regulations. If any state or local tax law provides for a tax matters partner, partnership representative, or person having similar rights, powers, authority, or obligations, the Partnership Representative shall also serve in such capacity. The Partnership Representative is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, make all decisions regarding permitted elections under the Code, Treasury Regulations, and other state and local tax law with respect to tax proceedings; provided, however, the Partnership Representative shall not enter into any settlement or similar agreement without the consent of the Board (such consent not to be unreasonably withheld, conditioned, or delayed). All Members (and former Members) agree to cooperate with, and to do and refrain from doing any or all things reasonably required by the Partnership Representative in connection with the conduct of all such proceedings or to otherwise allow the Company and the Partnership Representative to comply with the partnership audit provisions of the Code, Treasury Regulations, and similar state and local law. All Members shall cooperate in good faith to amend this Section 10.2 or other provisions of this Agreement as necessary to reflect any statutory amendments or the promulgation of Treasury Regulations or other administrative authority promulgated under the Partnership Audit Rules so as to, to the extent possible, preserve the relative rights, duties, and obligations of the Members hereunder. The Company shall, to the fullest extent permitted by law, reimburse and indemnify the Partnership Representative for all third-party expenses (including legal and accounting fees), claims, liabilities, losses, and damages incurred as the Partnership Representative in connection with any examination, administrative, or judicial proceeding, or otherwise acting in its capacity as Partnership Representative.
(b)Notwithstanding anything to the contrary in this Agreement, each Member (including, for purposes of this Section 10.2, any Person who is or becomes a Member but who for any reason ceases to be a Member) (i) hereby covenants to treat each item of income, gain, loss, deduction, or credit attributable to the Company in a manner consistent with the treatment of such income, gain, loss deduction, or credit on the tax return of the Company or as determined in a notice of final partnership adjustment pursuant to Section 6226 of the Code, (ii) hereby agrees to indemnify and hold harmless the Company from such Member’s share of any tax and any penalties, interest, and additions to tax attributable to any adjustment to the income, gain, loss, deduction, or credit of the Company pursuant to Section 6226 of the Code, and (iii) hereby agrees to take all other actions as the Partnership Representative may reasonably direct with respect to the Member’s (or, in respect of the Member, the

Exhibit 10.1
Company’s) tax liabilities, which shall not include filing an amended return for any “reviewed year” to account for all adjustments under Section 6225(a) of the Code properly allocable to the Member as provided in and otherwise contemplated by Section 6225(c) of the Code and any Treasury Regulations that may be promulgated thereunder. If the Company or any other entity in which the Company holds an interest is obligated to pay any amount to a governmental agency or body or to any other Person (or otherwise makes a payment) of any taxes arising under a federal, state, or local tax audit or other proceeding and the Partnership Representative determines that all or a portion of such payment is specifically attributable to a Member (or former Member), then such Member (or former Member) shall reimburse the Company in full for the entire amount paid (including any interest, penalties, and expenses associated with such payment). The obligations of a Member under this Section 10.2 shall survive such Member’s sale or other disposition of its interests in the Company and the termination, dissolution, liquidation, or winding up of the Company.
(c)The Partnership Representative (i) shall keep the Investor Members reasonably informed of any material tax audit, settlement or proceeding and (ii) shall not settle or otherwise compromise a material tax audit, settlement or proceeding that would have a material adverse impact on either Investor Member, without the BIP Investor Member’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).
Section 5.3Tax Elections. Except as otherwise provided by this Agreement, all material elections and decisions required or permitted to be made by the Company under any applicable tax law shall be determined by the NiSource Member; provided however, that any election with respect to taxes that is disproportionately materially adverse to either Investor Member shall require the BIP Investor Member’s prior consent (such consent not to be unreasonably withheld, conditioned, or delayed). The elections shall include, but not be limited to, the following:
(a)Upon the written request of a Member, the Company may make the election under Section 754 of the Code in accordance with applicable regulations thereunder for the Company and each applicable Subsidiary;
(b)To the extent permitted under Section 706 of the Code, to elect the calendar year as the Company’s taxable year and, (i) for clarity, to the extent the Company is permitted to adopt the calendar year, no other year shall be adopted as the taxable year and (ii) to the extent any additional filings or elections are required, to make such required filings or elections;
(c)To elect the accrual method of accounting;
(d)To elect to amortize any organizational expenses of the Company ratably over a period of one hundred eighty (180) months as permitted by Section 709(b) of the Code, and to elect to deduct the start-up expenditures of the Company as permitted by Section 195(b) of the Code;
(e)If “bonus depreciation” is available with respect to qualified property, the NiSource Member shall make the election described in Section 168(k)(7) of the Code to opt out of “bonus depreciation” for the taxable year during which the placed in service date occurs;
(f)To the extent permitted by law, to elect to apply the de minimis safe harbor under Treasury Regulations Section 1.263(a)-1(f);
(g)To the extent permitted under Code Section 461(h)(3), to elect the adoption of the exception for certain recurring items;
(h)To the extent permitted under Code Section 461(c), to elect to ratably accrue real property taxes; and
(i)To elect under Code Section 163(j) to be treated as an excepted trade or business.
Section 5.4Cooperation. Each Investor Member shall, and shall cause its Affiliates to, provide to the NiSource Member and its Subsidiaries (including the Company and its Subsidiaries), and the NiSource Member and the Company shall, and shall cause their Affiliates to, provide to each Investor

Exhibit 10.1
Member, in each case, such cooperation, documentation and information as any of them reasonably may request in connection with (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or (c) preparing for or conducting any Tax audits, examinations or other proceedings by any taxing authority of any Governmental Body.
Section 5.5Withholding. The Company may withhold and pay over to the United States Internal Revenue Service (or any other relevant Tax authority) such amounts as it is required to withhold or pay over, pursuant to the Code or any other applicable Tax Law, on account of a Member, including in respect of distributions made pursuant to Section 5.2 or Section 5.3, and, for the avoidance of doubt, the amount of any such distribution or other payment to a Member shall be net of any such withholding. To the extent that any amounts are so withheld and paid over, such amounts shall be treated as paid to the Person(s) in respect of which such withholding was made. For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 10.5 shall offset any distributions to which such Member is entitled concurrently with such withholding or payment and shall be treated as having been distributed to such Member pursuant to Section 5.2 or Section 5.3 at the time such offset is made. To the extent that the cumulative amount of such withholding or payment exceeds the distributions to which such Member is entitled concurrently with such withholding or payment, the amount of such excess shall be promptly paid to the Company by the Member on whose behalf such withholding is required to be made; provided, however, that any such payment shall not be treated as a Capital Contribution and shall not reduce the amount that a Member is otherwise obligated to contribute to the Company. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding Tax pursuant to an applicable income Tax treaty, or otherwise, such Member shall furnish the Company with such information and forms as such Member may be required to complete where necessary to comply with any and all Laws and regulations governing the obligations of withholding Tax agents, and the Company shall apply such reduced rate of, or exemption from, withholding Tax as reflected on such information and forms that have been provided by such Member. Each Member agrees that if any information or form provided pursuant to this Section 10.5 expires or becomes obsolete or inaccurate in any respect, such Member shall update such form or information.
Section 5.6Certain Representations and Warranties. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Company from any and all damages, costs and out-of-pocket expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding Taxes.
Article VI
LIABILITY; EXCULPATION; INDEMNIFICATION
Section 6.1Liability; Member Duties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. Each Member acknowledges and agrees that each Member, in its capacity as a Member, may decide or determine any matter subject to the approval of such Member pursuant to any provision of this Agreement in the sole and absolute discretion of such Member, and in making such decision or determination such Member shall have no duty, fiduciary or otherwise, to any other Member or to the Company Group, it being the intent of all Members that such Member, in its capacity as a Member, has the right to make such determination solely on the basis of its own interests.
Section 6.2Exculpation. To the fullest extent permitted by applicable Law, no Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud or willful misconduct.
Section 6.3Indemnification. The Company shall indemnify, defend and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed actions, suits or proceedings by reason of the fact that such Person is or was a Director or officer of the Company, or is or was a Director or officer of the Company serving at the request of the Company as a director, officer or agent of another limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ and experts’ fees), judgments, settlements, penalties and fines actually and reasonably incurred by him or her in connection with the defense or settlement of such, action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to

Exhibit 10.1
be in or not opposed to the best interests of the Company; and, with respect to any criminal action or proceeding, either he or she had reasonable cause to believe such conduct was lawful or no reasonable cause to believe such conduct was unlawful; provided, however, for the avoidance of doubt, this Section 11.3 shall not apply with respect to any such actions between the Company and such Person.
Section 6.4Authorization. To the extent that such present or former Director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 11.3, or in the defense of any claim, issue or matter therein, the Company shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Any other indemnification under Section 11.3 shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the present or former Director or officer is permissible in the circumstances because such present or former Director or officer has met the applicable standard of conduct. Such determination shall be made, with respect to a Person who is a Director or officer at the time of such determination, (a) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even with less than a quorum, or (b) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (c) by the NiSource Member and the BIP Investor Member. Such determination shall be made, with respect to former Directors and officers, by any Person or Persons having the authority to act on the matter on behalf of the Company.
Section 6.5Reliance on Information. For purposes of any determination under Section 11.3, a present or former Director or officer of the Company shall be deemed to have acted in good faith and have otherwise met the applicable standard of conduct set forth in Section 11.3 if his or her action is based on the records or books of account of the Company or on information supplied to him or her by a Director or an officer of the Company in the course of his or her duties, or on the advice of legal counsel for the Company or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company. The provisions of this Section 11.5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a present or former Director or officer of the Company may be deemed to have met the applicable standard of conduct set forth in Section 11.3.
Section 6.6Advancement of Expenses. Expenses (including reasonable attorneys’ fees) incurred by the present or former Director or officer of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company as authorized in the specific case in the same manner described in Section 11.4, upon receipt of a written affirmation of the present or former Director or officer that he or she has met the standard of conduct described in Section 11.3 and upon receipt of a written undertaking by or on behalf of him or her to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making the determination shall not preclude indemnification under this Article XI.
Section 6.7Non-Exclusive Provisions. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled. The Company hereby acknowledges that certain of its Directors and certain of its Members and the direct and indirect partners therein or owners thereof (the “Fund Indemnitees”) may have rights to indemnification, advancement of expenses and/or insurance with respect to their service on the Board (collectively, the “Fund Indemnitors”). The Company hereby agrees: (a) that it is the indemnitor of first resort (i.e., its obligations to the Fund Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnitees are secondary) and (b) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof, except to the extent that a Fund Indemnitee breaches its undertaking to repay advanced expenses as provided in Section 11.6. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Fund Indemnitees with respect to any claim for which the Fund Indemnitees have sought indemnification from the Company shall affect the foregoing and that the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Fund Indemnitees against the Company.
Section 6.8Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a Director or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators.

Exhibit 10.1
Section 6.9Limitations. Notwithstanding anything contained in this Article XI to the contrary, the Company shall not be obligated to indemnify any Director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such Person unless such proceeding (or part thereof) was authorized or consented to by the Board.
Article VII
REPRESENTATIONS AND WARRANTIES
Section 7.1Company Representations and Warranties. As of the Effective Date, the Company hereby represents and warrants to the Members as follows:
(a)Each of the Company and GenCo is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and GenCo is duly qualified or licensed to conduct its business as currently conducted and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary.
(b)The Company has full legal capacity, power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith and to perform its obligations herein and therein and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by all necessary limited liability company action, and no other action on the part of the Company or its equityholders is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement.
(c)This Agreement and the other agreements and instruments to be executed by the Company in connection herewith have been duly executed and delivered by the Company and are valid and binding obligations of the Company enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
(d)The execution and delivery of this Agreement by the Company and the issuance of the Membership Interests contemplated herein will not (i) conflict with, or result in any violation of, or default, or give rise to any right of termination, cancellation or acceleration, (with or without notice or lapse of time, or both) under (x) the governing documents of the Company, (y) any Law or governmental order applicable to the Company or by which any property or asset of the Company is bound or affected or (z) any Contract or other obligation to which the Company is a party, (ii) require the Company to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Body on or prior to the Effective Date.
(e)The Membership Interests are duly authorized, validly issued, fully paid and, if applicable, nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than as described here and as arising under applicable securities Laws). The Membership Interests on Schedule 1 constitute all of the issued and outstanding Equity Interests of the Company as of the Effective Date.
(f)The Company does not have any liabilities other than (i) for Taxes accrued and not yet payable or being contested in good faith through appropriate proceedings so long as adequate reserves have been maintained in accordance with U.S. GAAP, (ii) for obligations pursuant to this Agreement, (iii) liabilities incurred in the ordinary course of business of the Company and its Subsidiaries as conducted prior to the Effective Date, including pursuant to Contracts with respect to the purchase, development, financing, construction, commercialization, ownership, operation or maintenance of the GenCo Assets in connection with the Company Business, and (iv) for obligations under its organizational documents and nominal amounts necessary for the corporate maintenance and existence of the Company.

Exhibit 10.1
(g)The Company has no Subsidiaries, other than GenCo, and does not own, directly or indirectly, any Equity Interests in, or any securities convertible into or exercisable or exchangeable for Equity Interests of, any other Person, nor is the Company a party to any agreement, option, warrant, right or other commitment obligating it to acquire any such Equity Interests.
(h)The Company owns one hundred percent (100%) of the membership interests in GenCo and such membership interests are duly authorized, validly issued, fully paid and, if applicable, nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than as described here and as arising under applicable securities Laws). Such membership interests constitute all of the issued and outstanding Equity Interests of GenCo as of the Effective Date.

Section 7.2Members Representations and Warranties. As of the Effective Date, each Member hereby represents and warrants, severally and not jointly, to the Company and to the other Member as follows:
(a)Such Member is a limited liability company or limited partnership duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or formation, as applicable, with full power and authority to enter into this Agreement and perform all of its obligations hereunder.
(b)The execution and delivery of this Agreement by such Member, and the performance by such Member of its obligations hereunder, have been duly and validly authorized by all requisite action by such Member, and no other proceedings on the part of such Member are necessary to authorize the execution, delivery or performance of this Agreement by such Member.
(c)This Agreement has been duly and validly executed and delivered by such Member, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws relating to or affecting creditors’ rights or general principles of equity.
(d)The execution and delivery by such Member of this Agreement, and the performance by such Member of its obligations hereunder, does not (i) violate or breach its Organizational Documents, (ii) violate any applicable Law to which such Member is subject or by which any of its assets are bound, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which such Member is a party or by which any of its assets are bound.
(e)Such Member is acquiring its Membership Interests (i) for such Member’s own account and not directly or indirectly for the account of any other Person and (ii) for investment and not with a view to their sale or distribution. Such Member understands that the Membership Interests have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available. Such Member understands that no public market now exists for the Membership Interests and that it is unlikely that a public market will ever exist for the Membership Interests. Such Member understands that its investment in the Company is highly speculative in nature and is subject to a high degree of risk of loss, in whole or in part.
Article VIII
MISCELLANEOUS
Section 8.1Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (unless if transmitted after 5:00 p.m. Eastern time or other than on a

Exhibit 10.1
Business Day, then on the next Business Day) to the address specified below (with confirmation of transmission), (c) when sent by internationally-recognized courier in which case it shall be deemed to have been given at the time of actual recorded delivery, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.
Notices to either Investor Member:
BIP Orion Holdco L.P or BIP Orion Holdco II L.P.,
345 Park Avenue
New York, NY 10154
Attention: Legal Counsel – Blackstone Infrastructure Partners; Max Wade
Email: BIP-Legal@blackstone.com; max.wade@blackstone.com
with copies to (which shall not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Ravi Purohit; Michael Spirtos
Email: rpurohit@paulweiss.com; mspirtos@paulweiss.com
Notices to the NiSource Member:
Generation Holdings I LLC
290 W. Nationwide Boulevard
Columbus, OH 43215
Attention: Shawn Anderson, Executive Vice President and Chief Financial Officer; Kim Cuccia, Senior Vice President, General Counsel and Corporate Secretary
Email: sanderson@nisource.com; kscuccia@nisource.com
with a copy to (which shall not constitute notice):
McGuireWoods LLP
800 East Canal Street
Richmond, Virginia 23219
Attention: Joanne Katsantonis; Emilie McNally
Email: jkatsantonis@mcguirewoods.com; emcnally@mcguirewoods.com
Notices to the Company:
Generation Holdings II LLC
290 W. Nationwide Boulevard
Columbus, OH 43215
Attention: Shawn Anderson, Executive Vice President and Chief Financial Officer; Kim Cuccia, Senior Vice President, General Counsel and Corporate Secretary
Email: sanderson@nisource.com; kscuccia@nisource.com
with a copy to (which shall not constitute notice):

Exhibit 10.1
McGuireWoods LLP
800 East Canal Street
Richmond, Virginia 23219
Attention: Joanne Katsantonis; Emilie McNally
Email: jkatsantonis@mcguirewoods.com; emcnally@mcguirewoods.com
Section 8.2Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that no Member, nor the Company, shall purport to assign or Transfer all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement, and any attempted or purported assignment hereof not in accordance with the terms hereof shall be void ab initio.
Section 8.3Waiver of Partition. Each Member hereby waives any right to partition of the Company property.
Section 8.4Further Assurances. From and after the Effective Date, from time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to carry out the purposes and intent of this Agreement.
Section 8.5Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided, that Covered Persons are express third party beneficiaries of Article XI.
Section 8.6Parties in Interest; Non-Recourse. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors, legal representatives and permitted assigns. This Agreement may only be enforced against, and any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement. Except to the extent named as a Party to this Agreement, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate (without giving effect to the proviso set forth in the definition thereof), agent or advisor of any Party shall have any liability (whether in contract, tort, equity or otherwise or by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, undercapitalization or any other attempt to avoid or disregard the entity form of any Person not a Party) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties or for any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement. Notwithstanding anything contained herein, in no event shall this Section 13.6 limit in any way or waive any rights the Company or the NiSource Member may have with respect to the Equity Commitment Letter.
Section 8.7Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and, to the extent permitted and possible, any invalid, void or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid, void or unenforceable term.
Section 8.8Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.
Section 8.9Complete Agreement. This Agreement (including any schedules thereto), constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or among the Parties hereto or Affiliates thereof, written or oral, to the extent they relate in any way to the subject matter hereof.

Exhibit 10.1
Section 8.10Amendment; Waiver. Subject to Article VIII, neither this Agreement nor any other Organizational Document of the Company may be amended (whether by merger or otherwise) except in a written instrument signed by Members owning at least a majority of the Membership Interests; provided, that (a) the prior written consent of any Member shall be required in respect of any such proposed modification, alteration, supplement or amendment that would have a material disproportionate adverse impact on that Member (in its capacity as a Member) as compared to the other Members (in their capacity as Members) and (b) notwithstanding anything in this Agreement to the contrary, Article V, Article VI, Article VII, Article VIII and this Section 13.10 may not be amended other than by a written instrument signed by the BIP Investor Member. In the event that the Company issues Membership Interests to one (1) or more Third Parties pursuant to Section 5.1(c) or Section 7.1, the Members and the Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect such additional Members. Any amendment or revision to Schedule 1 that is made by an officer solely to reflect information regarding Members or the Transfer or issuance of Membership Interests made in accordance with the terms of this Agreement shall not be considered an amendment to this Agreement and shall not require any Board or Member approval. Any failure or delay on the part of any Party in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.
Section 8.11Governing Law. This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.
Section 8.12Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, shall not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of this Agreement and the business and legal understandings among the Members with respect to the Company, and without that right, none of the Members would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.12 shall not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 13.12 shall be in addition to any other remedy to which they may be entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
Section 8.13Escalation; Arbitration.
(a)In connection with any dispute, controversy or claim among the Members relating to or arising out of this Agreement, the Members will use their reasonable efforts to resolve such dispute within thirty (30) days. If the dispute has not been resolved within such thirty (30) day period, the Members will escalate the dispute to the respective Senior Officers, who will meet to discuss and use their reasonable efforts to resolve the dispute. If the Members remain unable to resolve the dispute within thirty (30) days of the initial meeting of the Senior Officers or such later date as the Members subject to such dispute may agree, such dispute shall be finally settled by binding arbitration administered by the American Arbitration Association (“AAA”) utilizing its Commercial Arbitration Rules in effect as of the date the arbitration is commenced. The arbitration shall be conducted before a single arbitrator, if the Parties can agree on the one arbitrator. If the Parties cannot agree on a single arbitrator, there shall be a panel of three arbitrators with one chosen by the BIP Investor Member, one chosen by the NiSource Member, and the third arbitrator selected by the two Members-appointed arbitrators. If a Party fails to appoint an arbitrator

Exhibit 10.1
within 30 days following a written request by another Party to do so or if the two party-appointed arbitrators fail to agree upon the selection of a third arbitrator, as applicable, within thirty (30) days following their appointment, the additional arbitrator shall be selected by the AAA pursuant to its applicable procedures. Each arbitrator shall be disinterested and have at least twenty (20) years of experience with commercial matters. The arbitrator(s) shall have the power to award any appropriate remedy consistent with the objectives of the arbitration and subject to, and consistent with, all Laws and Orders applicable to the Company and its Subsidiaries (including, for the avoidance of doubt, the necessity of obtaining any requisite authorization, approval or consent of any Governmental Body necessary to implement the appropriate remedy). The decision of the one arbitrator or, if applicable, the majority of the three arbitrators shall be final and binding upon the Parties (subject only to limited review as required by applicable Law). Judgment upon the award of the arbitrator(s) may be entered in any court of competent jurisdiction or otherwise enforced in any jurisdiction in any manner provided by applicable Law. The losing Party shall pay the prevailing Party’s attorney’s fees and costs and the costs associated with the arbitration, including expert fees and costs and the arbitrators’ fees and costs; provided, however, that each Party shall bear its own fees and costs until the arbitrator(s) determine which, if any, Party is the prevailing Party and the amount that is due to such prevailing Party. The arbitration proceedings shall take place in Chicago, Illinois and, for the avoidance of doubt, the arbitration proceedings shall be conducted in the English language.
(b)All discussions, negotiations and proceedings under this Section 13.13, and all evidence given or discovered pursuant hereto, will be maintained in strict confidence by all Parties, except where disclosure is required by applicable Law, necessary to comply with any legal requirements of such Party or necessary or advisable in order for a Party to assert any legal rights or remedies, including the filing of a complaint with a court or, based on the advice of counsel, such disclosure is determined to be necessary or advisable under applicable securities Laws or the rules of any stock exchange on which any of such Party’s securities are traded. Disclosure of the existence of any arbitration or of any award rendered therein may be made as part of any action in court for interim or provisional relief or to confirm or enforce such award.
(c)Any settlement discussions occurring and negotiating positions taken by any Party in connection with the procedures under this Section 13.13 will be subject to Rule 408 of the Federal Rules of Civil Procedure and shall not be admissible as evidence in any proceeding relating to the subject matter of this Agreement.
(d)The fact that the dispute resolution procedure specified in this Section 13.13 has been or may be invoked will not excuse any Party from performing its obligations under this Agreement, and during the pendency of any such procedure, all Parties must continue to perform their respective obligations in good faith. In addition, in no event shall the fact that this provision has been invoked and the pendency of the proceedings limit, suspend, delay or waive any other rights and remedies provided in this Agreement to any Member.
(e)Notwithstanding the agreement to arbitrate contained in this Section 13.13, in the event that either Party wishes to seek a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief in connection with any claim, demand, cause of action, dispute, controversy, or other matter arising out of or relating to this Agreement or the alleged breach thereof, whether such claim sounds in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, each Party shall have the right to pursue such injunctive relief in court, rather than by arbitration. The Parties agree that such action for a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief may be brought in the state or federal courts of Delaware, or in any other forum in which jurisdiction is appropriate.
Section 8.14Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.

Exhibit 10.1
Section 8.15Fair Market Value Determination. In the event the Board makes a determination of Fair Market Value under this Agreement, upon request by the NiSource Member or the BIP Investor Member, so long as such Member holds a Percentage Interest (or, with respect to the BIP Investor Member, the Investor Members collectively hold an aggregate Percentage Interest) greater than five percent (5%), within five (5) Business Days after receiving written notice of the Board’s determination in connection with any determination of Fair Market Value of Membership Interests or other assets under this Agreement (which determination shall be provided by the Company to each Member promptly following the making thereof), the Company shall select a nationally recognized independent valuation firm with no existing or prior business or personal relationship with any Member or any of its Affiliates in the three year period immediately preceding the date of engagement, pursuant to this Section 13.15 (the “Independent Evaluator”) to determine such Fair Market Value. Each of the Company and the requesting Member shall submit their view of the Fair Market Value of the Membership Interests or the relevant asset(s) to the Independent Evaluator, and each party will receive copies of all information provided to the Independent Evaluator by the other party. The final Independent Evaluator’s determination of the Fair Market Value of such Membership Interests or asset(s) shall be set forth in a detailed written report addressed to the Company and the Members within thirty (30) days following the Company’s selection of such Independent Evaluator and such determination shall be final, conclusive and binding. In rendering its decision, the Independent Evaluator shall determine which of the positions of the Company and the requesting Member submitted to the Independent Evaluator is, in the aggregate, more accurate (which report shall include a worksheet setting forth the material calculations used in arriving at such determination), and, based on such determination, adopt either the Fair Market Value determined by the Company or the requesting Member. Any fees and expenses of the Independent Evaluator incurred in resolving the disputed matter(s) will be borne by the party whose positions were not adopted by the Independent Evaluator. Notwithstanding the foregoing, the Board’s determination of Fair Market Value under this Agreement shall be conclusive and relied upon by the Members in carrying out their obligations hereunder, unless and until the Independent Evaluator determines otherwise. The pendency of this process shall not excuse the performance of any obligations of a Member hereunder.
Section 8.16Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:
“Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Allocation Year or other period, after giving effect to the following adjustments:
(a)Add to such Capital Account the following items:
(i)The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Percentage Interest; and
(ii)The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).
(b)Subtract from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the Allocation Year (or other relevant period).
“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person.

Exhibit 10.1
“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person, provided, however, that, (i) no portfolio company of any investment fund affiliated with or advised by The Blackstone Group Inc. or Blackstone Infrastructure Partners L.P., or Blackstone Infrastructure Advisors, LLC, shall be deemed to be an “Affiliate” of either Investor Member (excluding the Investor Members’ Subsidiaries) and (ii) no investment fund affiliated with or advised by The Blackstone Group Inc. shall be deemed an “Affiliate” of either Investor Member (excluding funds or investment vehicles controlled or advised by Blackstone Infrastructure Advisors, LLC).
“Affiliated Member” means a Member that is Controlled by a NHII Member, Controls a NHII Member, or is under common Control with a NHII Member.
“Affiliated NHII Member” means a NHII Member that is Controlled by a Member, Controls a Member, or is under common Control with a Member.
“Allocation Year” means (a) the period commencing on the Effective Date and ending on the immediately succeeding December 31; (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31; or (c) any portion of the period described in preceding clause (a) or (b) for which the Company is required to allocate items of the Company income, gain, loss, deduction or credit.
“Anti-Corruption Laws” means any Law concerning or relating to bribery or corruption imposed, administered or enforced by any Governmental Body.
“Anti-Money Laundering Laws” means any Law concerning or relating to money laundering, any predicate crime to money laundering or any record keeping, disclosure or reporting requirements related to money laundering imposed, administered or enforced by any Governmental Body.
“Assumed Tax Liability” means, for any Member, the product of (a) such Member’s allocable share of net taxable income of the Company for such Fiscal Year (or applicable portion thereof), reduced by such Member’s allocable share of cumulative net taxable loss of the Company not previously been taken into account (calculated taking into account the effect of any basis adjustment under Code Section 734, 743 or 754 and allocations pursuant to Code Section 704(c)), determined as if such Member has no items of income, gain, loss, deduction or credit other than through the Company, multiplied by (b) the Assumed Tax Rate.
“Assumed Tax Rate” means the highest effective combined marginal U.S. federal, state and local income tax rate applicable to a corporation for such Fiscal Year (taking into account the character of the underlying taxable income) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon). The Assumed Tax Rate shall be the same for each Member.
“Available Cash” means, for any fiscal quarter, the cash flow generated from the normal business operations of the Company and its Subsidiaries in such fiscal quarter, less any amounts that the Board reasonably determines are necessary and appropriate to be retained in order to (a) permit the Company and its Subsidiaries to pay their obligations as they become due in the ordinary course of business, (b) maintain the Company’s and its Subsidiaries’ capital structure and credit metrics, (c) subject to Section 8.1(l), fund planned and approved (as applicable) capital expenditures, (d) maintain an adequate level of working capital, (e) maintain prudent reserves for future obligations (including contingent obligations of the Company and its Subsidiaries), (f) comply with applicable Law, Order, the terms of the Company’s

Exhibit 10.1
and its Subsidiaries’ Indebtedness (including making any required payments of principal or interest in satisfaction of Indebtedness), or (g) respond to an Emergency Situation.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York or Delaware are closed generally.
“Capital Account” means the capital account maintained for each Member on the Company’s books and records in accordance with the following provisions:
(a)    To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.6 or Section 5.7 hereof or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.
(b)    From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company assets (other than cash) distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 5.6 or Section 5.7 hereof or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
(c)    In the event any Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.
(d)    In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.
“Capital Contribution” means, with respect to any Member, the total amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution.
“Change in Control” means with respect to the applicable Party, any person or group (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) at any time becoming the beneficial owner of more than fifty percent (50%) of the combined voting power of the voting securities of such Party (including through general partner and limited partner arrangements).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Group” means the Company and each of its Subsidiaries, collectively.
“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

Exhibit 10.1
“Competitor” means any Person that is, or through its Subsidiaries is, directly involved in or competes with the Company Business in the United States. For the avoidance of doubt, a Competitor shall not include any financial sponsors that own equity in any Person that is directly involved in the Company Business in the United States.
“Consolidated Capitalization” means the sum of the Consolidated Debt and all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Company and its Subsidiaries under the total members’ equity interests at such time.
“Consolidated Debt” means, the Indebtedness of the Company and its Subsidiaries that would be classified as debt on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.
“Contract” means any written agreement, arrangement, commitment, indenture, instrument, purchase order, license or other binding agreement.
“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
“Covered Person” means any (a) Member, any Affiliate of a Member or any officers, directors, shareholders, partners, members, employees, representatives or agents of a Member or their respective direct or indirect Affiliates, (b) Director, or (c) employee, officer, or agent of the Company or its Affiliates.
“CPI Escalator” means that certain increase calculated annually on the anniversary of the Effective Date by the percentage increase of services measured by the consumer price index as determined by the U.S. Department of Labor, Bureau of Labor Statistics.
“Debt Financing” means any debt financing incurred by the BIP Investor Member or any of its Affiliates (other than the Company), including, the incurrence of any loans or the issuance of any bonds, notes, debentures or hybrid securities.
“Debt-to-Capital Ratio” means the ratio of the Consolidated Debt to Consolidated Capitalization.
“Depreciation” means, for Allocation Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Year or other period, except that (a) with respect to an asset the Gross Asset Value of which differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d)(2), and (b) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

Exhibit 10.1
“EBITDA” means earnings before interest, taxes, depreciation and amortization, calculated consistently with the methodology set forth in the Seller Model.
“Emergency Expenditure” means amounts required to be incurred in order to respond to an Emergency Situation or to avoid an Emergency Situation in a manner that is consistent with general practices applicable to facilities used in the Company Business or consistent with the past operations of the Company or its Affiliates (including NIPSCO), but only to the extent such expenditures are reasonably designed to ameliorate the consequences, or an immediate threat of any of the consequences, of the issues set forth in the definition of “Emergency Situation”.
“Emergency Situation” means, with respect to the business of the Company and its Subsidiaries, any abnormal system condition or abnormal situation requiring immediate action to maintain the system, frequency, loading within acceptable limits or voltage or to prevent loss of firm load; material equipment damage or tripping of system elements that would reasonably be excepted to materially and adversely affect reliability of an electric system or any other occurrence or condition that requires immediate action to prevent or mitigate an immediate and material threat to the safety of Persons or the operational integrity of the assets and business of the Company or its Subsidiaries; or any other condition or occurrence requiring prompt implementation of emergency procedures as defined by the applicable transmission grid operator, distribution or transmitting utility.
“Encumber” means to place a Lien against.
“Equity Commitment Letter” means the Equity Commitment Letter dated as of the Effective Date by Blackstone Infrastructure Partners L.P. for the benefit of the Company in the amount equal to $1,325,000,000.00 (the “Maximum Investor Commitment”).
“Equity Interests” means, with respect to any Person that is not a natural person, (i) capital stock, ordinary shares, partnership, limited liability company or membership interests or units (whether general or limited) or any other equity interests of such Person; (ii) subscriptions, calls, warrants, Contracts, options, commitments or rights entitling any Person to acquire, any interests referred to in clause (i); (iii) securities or instruments convertible into or exercisable or exchangeable for any interests referred to in clause (i) and (iv) stock or unit appreciation rights, liquidation rights, contingent value rights, restricted stock units, or phantom equity or that confers on a Person the right to receive any type of interest referred to in clauses (i) through (iii).
“Exchange Act” has the meaning set forth in the definition of “Excluded Membership Interests”.
“Excluded Membership Interests” means any Membership Interests or other Equity Interests in the Company issued in connection with:
(a)any issuance to a Third Party pursuant to and in accordance with Section 7.1;
(b)any arrangement approved unanimously by the Board for the return of income or capital to the Members;
(c)any equity split, equity dividend or any similar recapitalization; or
(d)the commencement of any offering or registration of Membership Interests or other Equity Interests of the Company or any of its Subsidiaries, pursuant to a registration statement filed in

Exhibit 10.1
accordance with the United States Securities Act of 1933 (the “Securities Act”) or under the Securities and Exchange Act of 1934 (the “Exchange Act”).
“Excluded Transactions” means Transactions in the ordinary course of the Company Business, and, in each case, on an arms-length basis with respect to (i) the sale and transfer of Zonal Resource Credits or other similar capacity credits to or from NIPSCO or its Subsidiaries to or from the Company or its Subsidiaries, (ii) pilot programs, and (iii) similar undertakings by the Company or its Subsidiaries in connection with the Company Business, provided, however, the Members shall discuss in good faith any necessary adjustments to this definition on or after the date that is ten (10) years from the Effective Date, provided, further that any adjustments to this definition shall be mutually agreed by the Members.
“Fair Market Value” means, with respect to any asset (including Equity Interest), the price at which the asset would change hands between a willing buyer and a willing seller that are not affiliated parties, neither being under any compulsion to buy or to sell, and both having knowledge of the relevant facts and taking into account the full useful life of the asset. In valuing Membership Interests, no consideration of any control, liquidity or minority discount or premium shall be taken into account. Fair Market Value shall be determined by the Board in accordance with the foregoing, subject to Section 13.15.
“FERC” means the U.S. Federal Energy Regulatory Commission or any successor agency thereto.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis during the periods involved.
“GenCo Assets” means any and all current or future assets, rights, and properties (including any Subsidiaries) of the Company and Subsidiaries.
“GenCo Declination” means that certain order of the IURC approved on September 24, 2025, of the verified petition of GenCo for certain determinations by the IURC with respect to its jurisdiction over petitioner’s activities as a non-retail generator of electric power.
“GenCo Offtake Agreement” means any offtake agreements (including capacity supply agreements) pursuant to which the Company or its Subsidiaries will sell power, storage, capacity or ancillary products to NIPSCO to allow NIPSCO to fulfill its obligations to certain large load or hyperscale customers for each pursuant to a “special contract” or similar arrangement (including any tariff) as submitted to the IURC and/or otherwise consistent with applicable Law at such time, including any applicable IURC rules and regulations.
“Governmental Body” means any national, foreign, federal, regional, state, local, municipal or other governmental authority of any nature (including any division, department, agency, commission or other regulatory body thereof) and any court or arbitral tribunal, including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over electricity, power or the transmission or transportation thereof, including any regional transmission operator, independent system operator and any market monitor thereof.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

Exhibit 10.1
(a)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution, as determined by the Board, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 5.1 shall be as set forth on Schedule 1.
(b)    The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; and (v) the acquisition of an interest in the Company upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, however, adjustments pursuant to clause (i), clause (ii), and clause (iv) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and provided further, if any non-compensatory option is outstanding, Gross Asset Values shall be adjusted in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);
(c)    The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board;
(d)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
(e)    If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company asset for purposes of computing net Profits and net Losses.
“Indebtedness” means indebtedness or debt as those terms are calculated in accordance with GAAP.
“Investor Call Trigger” means (i) either Investor Member fails to fund all or any portion of its share of a Mandatory Capital Contribution or any Additional Funding Requirement (other than a Mandatory Capital Contribution) in respect of two (2) events if either Investor Member indicated it would do so in its Response to Capital Call but failed to do so within the time period specified in Section 5.1; provided, that the NiSource Member shall be required to provide notice to the BIP Investor Member immediately upon any Investor Member’s first event of failure to fund that would trigger this right, (ii)

Exhibit 10.1
the Investor Members’ aggregate Percentage Interest is equal to or less than five percent (5%), or (iii) the NiSource Member elects to pursue a spin off, split off or similar transaction of the Company, GenCo or an Affiliate; provided, in the case of this clause (iii), the NiSource Member may not exercise its Call Right unless the Spin Return Threshold would be satisfied in the event such contemplated transaction is consummated.
“Investor Consent Threshold” means a Percentage Interest equal to or greater than 19.9%; provided, that, solely in the event the Investor Members’ aggregate Percentage Interest is reduced in connection with issuances of Membership Interests in compliance with Sections 5.1 or 7.1, such reference to “19.9%” shall be replaced by “17.5%”.
“IRR” means, at any time of determination, the actual annual rate of return of the Investor Members (specified as a percentage) taking into account only the following, on a cash-in, cash-out basis: (a) all capital contributions actually made to the Company by or on behalf of the Investor Members or any of its Permitted Transferees with respect to their Membership Interests on or before such date, and (b) all cash distributions made to the Investor Members or any of their respective Permitted Transferees on or before such date. For the avoidance of doubt, the IRR calculation would not include any tax payments at the Investor Members level. The IRR will be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating the IRR as is reasonably determined by the Board), and will be based on the actual dates of funding of such capital contributions and the actual dates of receipt of such cash distributions and proceeds.
“IURC” means the Indiana Utility Regulatory Commission.
“Law” means any law (statutory, common or otherwise), rule, regulation, code or ordinance enacted, adopted, promulgated or applied by any Governmental Body, including all regulatory requirements emanating from state and federal regulators of the Company Group’s businesses and operations.
“Liens” means all liens, encumbrances, mortgages, deeds of trust, pledges, security interests, charges, claims, proxy, voting trust or transfer restrictions, under any stockholder or similar agreement or Organizational Document.
“Maximum Investor Commitment” has the meaning set forth in the definition of “Equity Commitment Letter”.
“Member” means each of the NiSource Member and the Investor Members, and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

Exhibit 10.1
“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(1) and 1.704-2(i)(2).
“Membership Interests” means membership interests of the Company.
“MOIC” means, as of any measurement time, with respect to any holder of Membership Interests, the number resulting from the quotient of (i) the cumulative amount of distributions received by such holder (or its predecessors in interest) in respect of such Membership Interests divided by (ii) the cumulative amount of all capital contributions made to the Company by such holder (or its predecessors in interest) in respect of such Membership Interests prior to such time; provided, that, for the purpose of foregoing calculation, the Investor Members shall be aggregated and treated as a single holder.
“New Securities” means any Membership Interests or other Equity Interests in the Company, other than any Excluded Membership Interests.
“NHII Member” means each Member as defined in the NHII Operating Agreement.
“NHII Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement dated as of the date hereof by and among NHII, NIPSCO Holdings I LLC, an Indiana limited liability company, BIP Blue Buyer L.L.C., a Delaware limited liability, company, BIP Blue Buyer VCOC L.L.C., a Delaware limited liability company, and solely for the purposes of Article VI thereto, the Parent.
“NIPSCO” means Northern Indiana Public Service Company LLC, an Indiana limited liability company.
“NiSource Leadership Team” means any individual serving as an officer at any Company Group.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).
“OFAC” means the U.S. Office of Foreign Assets Control.
“Order” means any order, ruling, decision, verdict, decree, writ, award, judgment, injunction, or other similar determination or finding of any Governmental Body.
“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles of association, articles of organization or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.
“Outside Group” means the Parent and its Subsidiaries, other than the Company and its Subsidiaries.

Exhibit 10.1
“Partnership Audit Rules” means Sections 6221 through 6241 of the Code, as enacted in Public Law 114-74, as may be amended, including any final or temporary Regulations, other administrative guidance or case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax law).
“Partnership Representative” means, with respect to any Allocation Year, the Person designated for such year as the partnership representative for the Company pursuant to section 6223(a) of the Code or with respect to the tax law of any state or foreign jurisdiction, as a representative pursuant to a provision of law of such state or foreign jurisdiction corresponding to Section 6223(a) of the Code and shall also include the Person through whom a Partnership Representative acts.
“Percentage Interest” means, in respect of any Member, their relative ownership in the Membership Interests, expressed as a percentage, which shall be deemed to be equal to the number of Membership Interests that such Member owns divided by the total number of Membership Interests then outstanding.
“Permitted Transferee” means, with respect to the NiSource Member or either Investor Member, (a) a directly or indirectly wholly owned Subsidiary of such Member, (b) an Affiliate of such Member of which such Member is, directly or indirectly, a wholly owned Subsidiary (an “Affiliate Parent”), or (c) an Affiliate of such Member that is a wholly owned Subsidiary of an Affiliate Parent.
“Person(s)” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Preemptive Right Share” means a ratio of (a) the number of Membership Interests held by such Member with Preemptive Rights, to (b) the total number of Membership Interests then outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Rights.
“President” means the President of GenCo.
“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;
(b)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;
(c)    In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of

Exhibit 10.1
loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
(d)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;
(e)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(f)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(g)    Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.7 or Section 5.8 shall not be taken into account in computing Profits or Losses.
The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.7 and Section 5.8 shall be determined by applying rules analogous to those set forth in clause (a) through clause (f) of this definition.
“Prohibited Competitor” means (i) any Competitor listed on Appendix (A) hereto, as may be updated from time to time in accordance with Section 6.3(b) and (ii) any person owned or controlled by an entity existing under the laws of a country or territory that is subject to, or a target of, any Sanctions.
“Qualified Designee” means (i) with respect to NiSource Member, an employee of Parent or its Affiliates that is an officer of any such entity and (ii) with respect to BIP Investor Member, an employee of the BIP Investor Member or its parent company that is an officer or comparable position of such entity or is otherwise affiliated with such entity; provided, that a “Qualified Designee” shall not include any Person so long as such Person is (a) a director, officer, employee, or other Person affiliated with a Prohibited Competitor or (b) any Person convicted by a court or equivalent tribunal of any felony (or equivalent crime in the applicable jurisdiction) or of any misdemeanor (or equivalent crime in the applicable jurisdiction) that involves financial dishonesty or moral turpitude, or (c) any Person that would create a material reputational risk to the Company based on a good faith determination by the Board.
“Qualified Transferee” means any Person so long as such Person is (i) an asset manager with “assets under management” (as such term is commonly defined in the private equity industry) of at least $5,000,000,000, (ii) a Person with its Equity Interests listed on a nationally recognized stock exchange which has a market capitalization of at least $5,000,000,000 or (iii) a Person that based on its most recent audited balance sheet has at least $5,000,000,000 of assets, and/or in all cases, is in the good faith determination of the Board of being financially capable of carrying out the obligations and promptly paying all liabilities as they become due and payable under and in accordance with this Agreement and

Exhibit 10.1
such Person is not a Prohibited Competitor; provided, that a Person that consummated a foreclosure pursuant to Section 6.2(b) shall be deemed a Qualified Transferee.
“Qualifying Core Asset Base” means an amount equal to the net property, plant and equipment of the Qualifying Core Assets, taken as a whole, including any joint ventures consolidated on the Company’s financial statements, as determined based on the annual financial statements prepared according to GAAP.
“Qualifying Core Assets” means assets (including the GenCo Assets) utilized in connection with the conduct of the Company’s and its Subsidiaries’ business (a) on which the Company reasonably expects that it or its Subsidiaries will be eligible to include in the applicable rate base and to earn a return on through rates approved by the IURC, FERC or such other applicable Governmental Body that are commercially reasonable (to be determined by the Board in good faith) and are not otherwise inconsistent with such applicable Governmental Body (as the case may be) rate precedent or (b) which are reasonably necessary, including any generating facilities and related infrastructure, (as determined by the Board in good faith) for the Company’s and its Subsidiaries’ performance under the GenCo Offtake Agreements in accordance with the terms thereof or to serve certain large load or hyperscale customers pursuant to a “special contract” or similar arrangement (including any tariff), as submitted to the IURC and/or otherwise consistent with applicable Law at such time, including any applicable IURC rules and regulations. For the avoidance of doubt, “Qualifying Core Assets” shall also include necessary or ancillary expenses to support such assets (including working capital). Further, for the avoidance of doubt, the sale of any excess electricity, storage, capacity or ancillary products generated or produced by any such generating facilities or related infrastructure within the applicable wholesale market shall not affect whether such assets, generating facilities or related infrastructure are Qualifying Core Assets.
“Representatives” means the directors, officers, employees, agents and Advisors of a Party.
“Sanctioned Country” means a country or territory that is the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk and Luhansk People’s Republics in eastern Ukraine).
“Sanctioned Person” means, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Governmental Body described in the definition of “Sanctions,” (b) any Person operating, organized, domiciled or resident in a Sanctioned Country, (c) the government of, or a Governmental Body or government official of, any Sanctioned Country or of Venezuela, or (d) any Person directly or indirectly owned or otherwise controlled by, acting for or on behalf of, or acting at the direction of, any such Person described in clauses (a), (b), or (c).
“Sanctions” means any trade or economic sanctions imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, His Majesty’s Treasury, the United Nations, the European Union or any agency or subdivision of any of the foregoing, including any regulations, rules and executive orders issued in connection therewith.
“Securities Act” has the meaning set forth in the definition of “Excluded Membership Interests”.
“Senior Officers” means with respect to the NiSource Member, the Chief Executive Officer of the Parent, and with respect to the Investor Members, the Global Head of Infrastructure of Blackstone Inc.
“Spin Return Threshold” means the Investor Return Threshold and the MOIC Return Threshold.

Exhibit 10.1
“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.
“Tag Portion” means an amount of Membership Interests equal to the specified quantity of Tag-Along Offered Membership Interests multiplied by the applicable Investor Member’s Percentage Interest.
“Tax” or “Taxes” means any federal, state, local or foreign taxes, including income, gross receipts, capital stock, capital gains, franchise, profits, license, withholding, payroll, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, excise, transfer, value added, import, export, alternative minimum, estimated or other tax, duty, assessment or governmental charge in the nature of a tax, including any interest, penalty or addition thereto.
“Tax Return” means any return, claim for refund, report, election, form, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Third Party” means, with respect to a Member, another Person that is not another Member or an Affiliate of a Member.
“Transfer” shall mean, with respect to the legal or beneficial ownership of any of a Member’s Membership Interests, any sale, assignment, transfer, pledge, encumbrance, hypothecation or other similar arrangement or disposal, directly or indirectly, whether voluntarily, involuntarily or by operation of applicable Law (through a Change in Control or otherwise) including by the entry into any contract, option or other arrangement, or the granting or imposition of any Lien, that gives any Person other than the Member, whether or not upon the occurrence or nonoccurrence of an event, the right to acquire any Membership Interests or any interest therein, to vote any Membership Interest, or to require that any Membership Interests be transferred, directly or indirectly, whether voluntarily, involuntarily or by operation of applicable Law. For the avoidance of doubt and notwithstanding the foregoing, none of the following shall constitute a Transfer: (i) a sale, assignment, transfer, or other disposition of Equity Interests in any Member or any direct or indirect parent of such Member in which such Member represents less than fifty percent (50%) of the Fair Market Value of all of the assets directly or indirectly held by such Member or direct or indirect parent the Equity Interests of which are being disposed, except in any such case as expressly set forth in Section 6.2(b), (ii) a Change in Control of the NiSource Member, (iii) indirect transfers of Membership Interests resulting solely from acquisitions and dispositions of Equity Interests of Blackstone Inc., Parent or their respective Affiliates on the New York Stock Exchange, (iv) Change in Control of or any other sale, assignment, transfer, or other disposition of Equity Interests in the Parent, (v) any direct or indirect transfer to a Permitted Transferee of Equity Interests in either Investor Member that does not result in a Change in Control of such Investor Member,

Exhibit 10.1
(vi) any direct or indirect transfer of Equity Interests in the NiSource Member that does not result in a Change in Control of the NiSource Member and (vii) as permitted under Section 6.2(b).
“Zonal Resource Credits” shall have the meaning defined in Module E of the Midcontinent Independent System Operator (MISO) Tariff.
Section 8.17Terms Defined Elsewhere in this Agreement. As used in this Agreement, the following terms shall have the meanings ascribed to them in the sections indicated:

Term	Section
AAA	Section 13.13(a)
Affiliate Agreement Default	Section 2.14(c)
Affiliate Agreement Default Notice	Section 2.14(c)
Affiliate Agreements	Section 2.14(a)
Agreement	Preamble
BIP Investor Member	Preamble
BIP Investor Initial Contribution	Recitals
Blocker Seller	Section 6.7
Board	Section 2.1
Board Observer	Section 2.13
Call Consummation Period	Section 5.1(e)
Call Exercise Price	Section 5.1(e)
Call Notice	Section 5.1(e)
Call Right	Section 5.1(e)
Capital Request Funding Date	Section 5.1(a)
Capital Request Notice	Section 5.1(a)
Company	Preamble
Company Business	Section 1.3(a)
Confidential Information	Section 9.6(a)
Contributing Member	Section 5.1(b)(ii)
Contribution Unfunded Amount Notice	Section 5.1(b)
Corporate Opportunity	Section 9.3(b)
Cure Period	Section 5.1(e)
Defaulting Member	Section 4.2
Designated Alternate	Section 2.2(e)
Directors	Section 2.1
Drag-Along Buyer	Section 6.5(a)
Drag-Along Notice	Section 6.5(b)
Drag-Along Right	Section 6.5(a)
Drag-Along Sale	Section 6.5(a)
Event of Default	Section 4.1
Event of Dissolution	Section 4.3(a)
Excess Contribution	Section 5.1(b)(i)
Fund Indemnitees	Section 11.7
Fund Indemnitors	Section 11.7
GenCo	Recitals
GenCo Offtake Agreement	Section 1.3(iv)

Exhibit 10.1

Independent Evaluator	Section 13.15
Investor Directors	Section 2.2(b)
Investor Initial Contribution	Recitals
Investor Members	Preamble
Investor Offer	Section 6.3(a)(i)(B)
Investor Sale Notice	Section 6.3(a)(i)(A)
Lock-Up Period	Section 6.1(b)
Mandatory Capital Contribution	Section 5.1(a)
Management Update Meeting	Section 2.7(b)
NHII	Recitals
NiSource Directors	Section 2.2(d)
NiSource Member	Preamble
NiSource Sale Notice	Section 6.3(a)(i)(B)
Non-Transferring Member	Section 6.3(a)
Over-Contributing Member	Section 5.1(b)(i)
Parent	Preamble
Partnership Representative	Section 10.2
Party	Preamble
Preemptive Right	Section 7.1
Preemptive Right Notice Period	Section 7.1
Preemptive Right Participation Notice	Section 7.1
Pro Rata Request Amount	Section 5.1(a)
Regulatory Allocations	Section 5.7(h)
Response To Capital Call	Section 5.1(a)
Sale Period	Section 6.3(a)(ii)
Senior Management Termination Event	Schedule 2
Senior Management Member	Schedule 2
Subject Membership Interests	Section 6.3(a)
Tag-Along Buyer	Section 6.4(a)
Tag-Along Notice	Section 6.4(a)
Tag-Along Offered Membership Interests	Section 6.4(a)
Tag-Along Sale	Section 6.4(a)
Threshold Price	Section 6.3(a)(ii)
Total Number of Directors	Section 2.2(a)
Transferring Member	Section 6.3(a)
Unfunded Amount	Section 5.1(b)
Unfunded Amount Loan	Section 5.1(b)(ii)(A)
VCOC Investor Member	Preamble
VCOC Investor Initial Contribution	Recitals
Section 8.18Other Definitional Provisions. The following shall apply to this Agreement:
(a)Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

Exhibit 10.1
(b)The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.
(c)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”
(d)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day. In addition, notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.
(e)Words denoting any gender shall include all genders, including the neutral gender. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
(f)The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.
(g)All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(h)All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(i)Any reference to any Contract shall be a reference to such agreement or Contract, as amended, amended and restated, modified, supplemented or waived.
(j)Any reference to any particular Code section or any Law shall be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided, that, for the purposes of the representations and warranties contained herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.
(k)For all purposes of this Agreement (including the determination of a Member’s Percentage Interest and its entitlement, if applicable, to designate one or more Directors), such Member and its Permitted Transferees shall be deemed to be, and shall be treated as, one and the same Member.
[Remainder of Page Intentionally Left Blank]

Exhibit 10.1
IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

The Company: Generation Holdings II LLC By: /s/ Shawn Anderson Name: Shawn Anderson Title: Executive Vice President and Chief Financial Officer

Exhibit 10.1
IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

NiSource Member: Generation Holdings I LLC By: /s/ Shawn Anderson Name: Shawn Anderson Title: Executive Vice President and Chief Financial Officer

Solely with respect to Article VI:

Parent: NiSource Inc. By: /s/ Shawn Anderson Name: Shawn Anderson Title: Executive Vice President and Chief Financial Officer

Exhibit 10.1
IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

BIP Investor Member: BIP Orion Holdco II L.P. By: BIP Holdings Manager L.L.C., its managing member By: /s/ Sebastien Sherman Name: Sebastien Sherman Title: Senior Managing Director

VCOC Investor Member: BIP Orion Holdco II L.P. By: BIP Holdings Manager L.L.C., its managing member By: /s/ Sebastien Sherman Name: Sebastien Sherman Title: Senior Managing Director

Exhibit 10.1
Schedule 1
Schedule of Members

Exhibit 10.1
Schedule 1
Senior Management Termination Event

Exhibit 10.1
Appendix A
PROHIBITED COMPETITORS